Filed Pursuant to Rule 424(b)(3)

Registration No. 333-208226

PROSPECTUS

ZONED PROPERTIES, INC.

1,351,915 Shares of Common Stock

This prospectus relates to the potential resale by certain selling stockholders of up to an aggregate of 1,351,915 shares of our common stock, par value $0.001 per share. These shares shall be sold at a fixed price of $8.00 per share. This prospectus may be used by the selling stockholders named herein to resell, from time to time, those shares of our common stock included herein. For information about the selling stockholders see “Principal and Selling Stockholders” on page 12.

We will not receive any proceeds from the resale of the shares offered by the selling stockholders. The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We will be responsible for all fees and expenses incurred in connection with the preparation and filing of the registration statement of which this prospectus is a part; provided, however, that we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

Our common stock is quoted on the OTC Markets Group, Inc.-OTC Pink Current Information marketplace (“Pink Sheets”) under the symbol “ZDPY.” In the near future, we intend to apply to transfer the quotation of our common stock from the Pink Sheets to the OTCQB® or OTCQX marketplace. If we apply to have our common stock quotation transferred to the OTCQB® or OTCQX marketplace, there is no assurance that the application will be approved. There have been minimal recent public quotations of our common stock on the Pink Sheets. There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. On December 4, 2015, the closing sale price of our common stock on the Pink Sheets was $15.50.

We are an “emerging growth company” as defined in the Securities and Exchange Commission (“SEC”) rules and we will be subject to reduced public reporting requirements. See “Emerging Growth Company and Smaller Reporting Company Status.”

Persons effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is December 18, 2015.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not, and the selling stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights material information concerning our business and this offering that is contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. If you invest in our common stock, you are assuming a high degree of risk. As used throughout this prospectus, unless the context otherwise requires, the terms “Zoned Properties,” “Company,” “we,” “us,” or “our” refer to Zoned Properties, Inc. and its wholly owned subsidiaries, Tempe Industrial Properties, LLC, Gilbert Property Management, LLC, Green Valley Group, LLC, Kingman Property Group, LLC, Chino Valley Properties, LLC, Zoned Oregon Properties, LLC, Zoned Colorado Properties, LLC, and Zoned Illinois Properties, LLC.

The Company

We believe that the traditional commercial real estate industry is being transformed by many factors that can be characterized as “mega trends.” These trends include technological changes, shifting demographics resulting in a greater influence of millennials and social changes. The utilization of commercial property for retail, business and education is being affected by engagement through digital means as opposed to physical means. As a commercial property, project development and management services company, our mission is to identify, develop, and manage properties, initially for the medical marijuana industry and, as our operations develop, for other emerging industries. Our strategy, which is aligned with the shifting trends of the market, can position us to create property value and enhanced cash flow from rents leveraging our expertise in zoning, permitting, security, energy efficiency, waste and water remediation and sustainable design.

In order to drive value creation, one of mega trends we have focused on with respect to commercial properties that can be acquired and potentially zoned and permitted for specific development purposes, has been the emergence on a state-by-state basis of licensed medical marijuana dispensaries and cultivation facilities. We are focusing on commercial real estate development in this space to derive value from the new and emerging medical marijuana industry without directly participating in the cultivation, distribution, or sale of medical marijuana products.

The core of our business involves identifying and developing properties that exist within highly regulated zoning regions and may be candidates for re-zoning. This is an essential aspect of our overall growth strategy and value creation because we target specifically zoned properties that can be developed as candidates for specific industry operators. Once the properties have been acquired, adequately zoned and permitted, the opportunity to increase their value becomes substantially greater as a result of above market rents, as the demand for these properties within the specific zoning region increases.

We focus on acquiring properties that have the potential to increase significantly in value and use a variety of development strategies to build long-term growth. We have established a network of experts in the fields of real estate, design, construction, operations, and management in order to provide clients and prospective tenants with these development strategies to best meet their needs. We require all of our clients and prospective tenants to go through extensive due diligence in order to be what we consider to be highly sophisticated, credit worthy and experienced operators.

We currently maintain a portfolio of properties that we own, lease, and manage. In addition, we provide direct consultation and support for the development of each property. Development can range from complete architectural design and subsequent build-out, utility installation, property management, facilities management, and state of the art security systems.

There are significant challenges that exist when zoning, permitting, and constructing facilities associated with the medical marijuana market. Each state and jurisdiction adopts a set of specific zoning and permitting regulations. We have gained valuable knowledge and experience in this area by successfully completing four major projects in the state of Arizona, a highly regulated market. We believe we can replicate this business model in other states as markets mature and tighter regulations are established.

Our vision is to be recognized for creating the standard in property development for emerging industries, while increasing community prosperity and shareholder value. We believe that a focus on real estate and the development of properties will bring value to the local communities and all of our stakeholders. While we intend to expand into a variety of emerging industries, our current focus is on developing projects within the emerging medical marijuana industry.

Our common stock is quoted on the Pink Sheets under the symbol “ZDPY.” The last reported per share sale price of our common stock on the Pink Sheets was $18.00 on September 30, 2015. In the near future, we intend to apply to transfer the quotation of our common stock from the Pink Sheets to the OTCQB® or OTCQX marketplace. If we apply to have our common stock quotation transferred to the OTCQB® or OTCQX marketplace, there is no assurance that the application will be approved.

In 2014, we effected a complete change in management. An entirely new Board of Directors was named, as was a new Chief Executive Officer. New management recruited and put in place includes a Chief Operating Officer, SEC counsel, transfer agent, auditor, and investor relations firm.

During the year ended December 31, 2014, we generated revenue of $467,914, including $140,527 from related parties, and had a net loss of $5,740,366. During the nine months ended September 30, 2015, we generated revenue of $923,065, including $625,370 from related parties, and had a net loss of $1,145,170.

1

Emerging Growth Company and Smaller Reporting Company Status

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Smaller Reporting Company

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings, some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Corporate Information

Our principal executive offices are located at 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260, and our telephone number is (877) 360-8839. Our corporate website address is www.zonedproperties.com. Information on, or accessible through, our website is not a part of, or incorporated by reference in, this prospectus.

Summary of the Offering

Common stock outstanding before the Offering	17,060,250 shares

Common stock offered by the selling stockholders	1,351,915 shares

Common stock to be outstanding after the Offering	17,060,250 shares

Offering price per share	$8.00 (for the duration of this offering). See “Determination of Offering Price” and “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Risk factors	Investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 4 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Pink Sheets Symbol	ZDPY

2

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our summary historical financial data. The statements of operations data for the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2015 and 2014 and the balance sheet data as of September 30, 2015 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements.

You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are included for illustrative and informational purposes only and are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,		Nine Months Ended September 30,
	2014	2013	2015	2014
			(unaudited)
Statement of Income Data:
Revenues:
Rental revenues	$327,387	$-	$297,695	$222,694
Rental revenues – related party	140,527	-	625,370	-
Total Revenues	467,914	-	923,065	222,694
Operating Expenses	5,947,862	571,236	1,899,644	5,005,048
Loss from Operations	(5,479,948)	(571,236)	(976,579)	(4,782,354)
Other Expense	260,418	220,769	(168,591)	(203,546)
Net Loss	$(5,740,366)	$(792,005)	$(1,145,170)	$(4,985,900)
Net Loss per Common Share	$(0.72)	$(14.40)	$(0.06)	$(1.15)
Weighted Average Shares Outstanding – Basic and Diluted	7,931,701	54,998	18,491,082	4,353,112

	September 30,	December 31,
	2015	2014
	(Unaudited)
Balance Sheet Data:
Total assets	$9,118,851	$9,861,508
Total liabilities	$3,379,711	$3,251,731
Total stockholders' equity	$5,739,140	$6,609,777

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should not invest in our stock unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below, as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” before making an investment decision. The risks and uncertainties described below are not the only ones facing Zoned Properties. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

Because we have limited operating history in the cannabis industry, we may not succeed.

We have limited operating history or experience in procuring, building out or leasing real estate for agricultural purposes, specifically marijuana grow facilities, or with respect to any other activity in the cannabis industry. Moreover, we are subject to all risks inherent in a developing a new business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with establishing a new business and the competitive and regulatory environment in which we operate. For example, the medical marijuana industry is new and may not succeed, particularly should the federal government change course and decide to prosecute those dealing in medical marijuana. If that happens there may not be an adequate market for our properties or other activities we propose to engage in.

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, delays and or complications with build outs, zoning issues, legal disputes with neighbors, local governments, communities and or tenants. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may be unable to continue as a going concern if we do not successfully raise additional capital.

We may need to raise additional funds through public or private debt or equity financings, as well as obtain credit from vendors to be able to fully execute our business plan. If we are unable to successfully raise the capital we need, we may need to reduce the scope of our business to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses. In addition, any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan and you could lose your investment.

Because we may be unable to identify and or successfully acquire properties which are suitable for our business, our financial condition may be negatively affected.

Our business plan involves the identification and the successful acquisition of properties, which are zoned for marijuana businesses, including cultivation and retail. The properties we acquire will be leased to licensed marijuana operators. Local governments must approve and adopt zoning ordinances for marijuana facilities and retail dispensaries. A lack of properly zoned real estate may reduce our prospects and limit our opportunity for growth and or increase the cost at which suitable properties are available to us. Conversely a surplus of real estate zoned for marijuana establishments may reduce demand and prices we are able to charge for properties we may have previously acquired.

In addition, some jurisdictions, such as Arizona, impose limits on the number of medical marijuana dispensaries that will be permitted to operate within designated geographic areas. Such limitations inherently place constraints on the number of properties we acquire for lease to operators in the marijuana industry.

Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations.

We are substantially dependent on continued market acceptance and proliferation of consumers of medical marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. And while we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry will adversely affect our business operations.

4

In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by the mainstream pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical could make in halting the impending cannabis industry could have a detrimental impact on our proposed business.

Because marijuana is illegal under federal law, we could be subject to criminal and civil sanctions for engaging in activities that violate those laws.

The U.S. Government classifies marijuana as a schedule-I controlled substance. As a result, marijuana is an illegal substance under federal law. Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, federal law criminalizing the use of marijuana pre-empts state laws that legalizes its use for medicinal purposes.

As of September 30, 2015, 23 states and the District of Columbia allow its citizens to use medical marijuana. Additionally, Colorado and Washington have legalized cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Should such a change occur, our business operations would be affected. If our marijuana tenants are forced to shut their operations, we would need to seek to replace those tenants with non-marijuana tenants, who would likely expect to pay lower rents. Moreover, if the marijuana industry were forced to shut down at once, it would result in a high amount of vacancies at once and create a surplus of supply, driving leases and property values lower. Additionally, we would realize an economic loss on any and all improvements made to the properties that were specific to the marijuana industry and we would likely lose any and all investments in the U.S. market that were marijuana related.

In addition, although we do not intend to harvest, cultivate, possess, distribute or sell cannabis, by leasing facilities to growers of medicinal marijuana, we could be deemed to be participating in marijuana cultivation or aiding and abetting, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings. Moreover, since the use of marijuana is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our shareholders may find it difficult to deposit their stock with brokerage firms.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to enforcement of the Controlled Substance Act (the “CSA”), pursuant to which a range of activities including cultivation and use of cannabis for personal use is prohibited, but the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts. The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of marijuana to children;

●	Revenue from the sale of marijuana going to criminals;
●	Diversion of medical marijuana from states where is legal to states where it is not;

5

●	Using state authorized marijuana activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of marijuana;

●	Preventing drugged driving;

●	Growing marijuana on federal property; and

●	Preventing possession or use of marijuana on federal property.

In the event the DOJ reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our revenue and profits.

Laws and regulations affecting the regulated marijuana industry are constantly changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

FDA regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry, which would directly affect our financial condition.

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (certified good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry, what costs, requirements and possible prohibitions may be enforced. If we or our tenants are unable to comply with the regulations and or registration as prescribed by the FDA, we and or our tenants may be unable to continue to operate their and our business in its current form or at all.

We and our clients may have difficulty accessing the service of banks, which may make it difficult to contract for real estate needs.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issued guidelines to banks that “it is possible to provide financial services” to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date it is not clear what if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. We could be subject to sanctions if we are found to be a financial institution and not in harmony with FinCEN guidelines. Also, the inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to contract with us.

Because we buy and lease property, we will be subject to general real estate risks.

We will be subject to risks generally incident to the ownership of real estate, including: (a) changes in general economic or local conditions; (b) changes in supply of, or demand for, similar or competing properties in the area; (c) bankruptcies, financial difficulties or defaults by tenants or other parties; (d) increases in operating costs, such as taxes and insurance; (e) the inability to achieve full stabilized occupancy at rental rates adequate to produce targeted returns; (f) periods of high interest rates and tight money supply; (g) excess supply of rental properties in the market area; (h) liability for uninsured losses resulting from natural disasters or other perils; (i) liability for environmental hazards; and (j) changes in tax, real estate, environmental, zoning or other laws or regulations. For these and other reasons, no assurance can be given that we will be profitable.

6

Because our business model depends upon the availability of private financing, any change in our ability to raise money will adversely affect our financial condition.

Our ability to acquire, operate and sell properties, engage in the business activities that we have planned and achieve positive financial performance depends, in large measure, on our ability to obtain financing in amounts and on terms that are favorable. The capital markets in the United States have recently undergone a turbulent period in which lending was severely restricted. Although there appears to be signs that financial institutions are resuming lending, the market has not yet returned to its pre-2008 state. Obtaining favorable financing in the current environment remains challenging.

Because we will compete with others for suitable properties, competition will result in higher costs that could materially affect our financial condition.

We will experience competition for real estate investments from individuals, corporations and other entities engaged in real estate investment activities, many of whom have greater financial resources than us. Competition for investments may have the effect of increasing costs and reducing returns to our investors.

Because we are liable for hazardous substances on our properties, environmental liabilities are possible and can be costly.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto a property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. Sellers of properties may make only limited representations as to the absence of hazardous substances. If any hazardous materials are found within our properties in violation of law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell the properties and may apply to hazardous materials present within the properties before we acquire the properties. If losses arise from hazardous substance contamination, which cannot be recovered from a responsible party, the financial viability of the properties may be adversely affected. It is possible that we will purchase properties with known or unknown environmental problems, which may require material expenditures for remediation.

Because we may not be adequately insured, we could experience significant liability for uninsured events.

While we currently carry comprehensive insurance on our properties, including fire, liability and extended coverage insurance; however, there are certain risks that may be uninsurable or not insurable on terms that management believes to be economical. For example, management may not obtain insurance against floods, terrorism, mold-related claims, or earthquake insurance. If such an event occurs to, or causes the damage or destruction of, a property, we could suffer financial losses.

If we are found non-compliance with the Americans with Disabilities Act, we will be subject to significant liabilities.

If any of our properties are not in compliance with the Americans with Disabilities Act of 1990, as amended (the “ADA”), we may be required to pay for any required improvements. Under the ADA, public accommodations must meet certain federal requirements related to access and use by disabled persons. The ADA requirements could require significant expenditures and could result in the imposition of fines or an award of damages to private litigants. We cannot assure that ADA violations do not or will not exist at any of our properties.

We have never paid dividends on our common stock, and cannot guarantee that we will pay dividends to our stockholders in the future.

We have never paid dividends on our common stock. For the foreseeable future, we intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock. However, in the future, our board of directors may declare dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them. We cannot guarantee that we will pay dividends to our stockholders in the future.

7

Requirements associated with being a reporting public company will require significant company resources and management attention.

Commencing on the effective date of the registration statement of which this prospectus is a part, and continuing for at least one year thereafter, we will be required to file certain reports with the SEC pursuant to Section 15(d) of the Exchange Act. We intend to file periodic reports to maintain current information with the SEC on Forms 10-Q, 10-K and 8-K as prescribed by the rules and regulations of the Exchange Act. We work with independent legal, accounting and financial advisors to ensure adequate disclosure and control systems to manage our growth and our obligations as a company that files reports with the SEC. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us. It will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.

Our strategy envisions growing our business. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

●	expand our business effectively or efficiently or in a timely manner;

●	allocate our human resources optimally;

●	meet our capital needs;

●	identify and hire qualified employees or retain valued employees; or

●	effectively incorporate the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to compete in the marketplace.

We are dependent on Bryan McLaren, our Chief Executive Officer and President, and the loss of this officer could harm our business and prevent us from implementing our business plan in a timely manner.

In view of his direct relationships with industry partners that directly contribute to our business development strategy, our success depends substantially upon the continued services of Mr. McLaren. Although we intend to purchase a key person life insurance policy on our Chief Executive Officer and President, we do not currently maintain such a policy. The loss of Mr. McLaren’s services could have a material adverse effect on our business and operations.

Adam Wasserman, our Chief Financial Officer, does not dedicate 100% of his time to our business.

Adam Wasserman, our Chief Financial Officer, provides services to us under a letter agreement with CFO Oncall, Inc (“CFO Oncall”), which permits him to provide services to other companies during the term of the agreement. Mr. Wasserman is Chief Executive Officer of CFO Oncall, where he owns 80%. All compensation payable under the letter agreement is paid to CFO Oncall. CFO Oncall provides chief financial officer services to various companies. Mr. Wasserman also serves as Chief Financial Officer of Cleantech Solutions International, Inc. since December 2012, Pen Inc. since January 2015, LegecyXchange, Inc. since November 2014, and other companies from time to time. Mr. Wasserman dedicates approximately 31% of his business time to us. In addition to Mr. Wasserman’s time, CFO Oncall has full-time dedicated, professional employees that also assist Mr. Wasserman with our financial matters and communication needs. Mr. Wasserman’s other projects may detract from the time he can spend on our business.

8

Risks Related to Our Common Stock and This Offering

Our common stock is quoted on the Pink Sheets, which may limit the liquidity and price of our common stock more than if our common stock were listed on the Nasdaq Stock Market or another national exchange.

Our securities are currently quoted on the Pink Sheets, an inter-dealer automated quotation system for equity securities. Quotation of our securities on the Pink Sheets may limit the liquidity and price of our securities more than if our securities were listed on the Nasdaq Stock Market or another national exchange. As a Pink Sheets company, we do not attract the extensive analyst coverage that accompanies companies listed on national securities exchanges. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the Pink Sheets. These factors may have an adverse impact on the trading and price of our common stock.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

●	variations in our quarterly operating results,

●	changes in general economic conditions and in the real estate industry,

●	changes in market valuations of similar companies,

●	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments,

●	loss of a major customer, partner or joint venture participant and

●	the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

9

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Our preferred stockholders together have, and will continue to have after giving effect to this offering, voting control, which will limit your ability to influence the outcome of important transactions, including a change in control.

Each of our preferred stockholders beneficially owns 1,000,000 shares of our preferred stock. Each share of preferred stock entitles the holder to 50 votes per share. In contrast, each share of our common stock, which is the stock we are offering pursuant to this prospectus, has one vote per share. Upon the completion of this offering, each of our preferred stockholders will hold approximately 43% of the voting power of our outstanding capital stock. Because of the 50-to-1 voting ratio between our preferred stock and our common stock, after the completion of this offering, our preferred stockholders together will continue to control a majority of the combined voting power of our capital stock and therefore be able to control all matters submitted to our stockholders for approval. The preferred stockholders may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

Because we are subject to additional regulatory compliance matters as a result of being a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.

Our management and outside professionals will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company. Bryan McLaren, our President, has little experience running a public company. For now, he will rely heavily on legal counsel and accounting professionals to help with our future SEC reporting requirements. This will likely divert needed capital resources away from the objectives of implementing our business plan. These expenses could be more costly than we are able to bear and could result in us not being able to successfully implement our business plan.

We expect rules and regulations such as the Sarbanes-Oxley Act will increase our legal and finance compliance costs and make some activities more time-consuming than in the past. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company.

As a smaller reporting company, our management will be required to provide a report on the effectiveness of our internal controls over financial reporting, but will not be required to provide an auditor’s attestation regarding such report. Section 404 compliance efforts may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our management determines that our internal controls over financial reporting are not effective, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Furthermore, whether or not we comply with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement necessary procedures or changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

10

Rule 144 Related Risks

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell his or her securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

In addition, as a former shell company, we are subject to additional restrictions. Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, such as Zoned Properties. Rule 144 is not available for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company,

●	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

●	The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports on Form 8-K, and

●	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Therefore, Rule 144 will be unavailable for resales by our stockholders until at least 12 months following the time that the registration statement on Form S-1, of which this prospectus forms a part, is declared effective by the SEC.

We are registering the resale of 1,351,915 shares of common stock, which may be sold by the selling stockholders. The resale of such shares by the selling stockholders could depress the market price of our common stock.

We are registering the resale of 1,351,915 shares of common stock under the registration statement of which this prospectus forms a part. As of September 30, 2015, the shares being registered represent approximately 7.9% of our outstanding common stock. The sale of these shares into the public market by the selling stockholders could depress the market price of our common stock. As of September 30, 2015, there were 17,060,250 shares of our common stock issued and outstanding. The sale of those additional shares into the public market by the selling stockholders could further depress the market price of our common stock.

The arbitrary offering price of the shares being offered by the selling stockholders pursuant to this prospectus may result in a loss of value of shares of our common stock.

The offering price of the shares bears no relation to book value, assets, earnings or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders. There can be no assurance that the shares will attain market values commensurate with the offering price.

11

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

You should also refer to the section of this prospectus entitled “Risk Factors” for a discussion of factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may prove to be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time-frame, or at all.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. See “Principal and Selling Stockholders.”

DETERMINATION OF OFFERING PRICE

The shares being offered by the selling stockholders will be sold at a fixed price of $8.00 per share. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. The offering price for the shares has been arbitrarily determined by the selling stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

At September 30, 2015, we had 17,060,250 shares of our common stock issued and outstanding. We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2015, and as adjusted to reflect the sale of common stock offered by the selling stockholders in this offering, for:

●	Each of our named executive officers,

●	Each of our directors,

●	All of our directors and executive officers as a group

●	Each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, and

●	All selling stockholders.

Each share of common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each share of our non-convertible preferred stock is entitled to 50 votes per share on each matter submitted to a vote of stockholders. Holders of preferred shares vote along with common stockholders on each matter submitted to a vote of security holders. As a result of the multiple votes accorded to holders of the preferred stock, Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. In addition, certain corporate action requires the affirmative vote by holders of at least 51% of the outstanding preferred stock. On those matters that require the approval of at least 51% of the preferred stock, both Mr. Johnston and Mr. McLaren must provide their approval inasmuch as each of them owns 50% of the outstanding preferred stock. A more complete description of the rights and privileges of the preferred stock is contained elsewhere in this prospectus under the caption “Description of Securities.”

12

Information on beneficial ownership of securities is based upon a record list of our stockholders and we have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Based on the information provided to us by or on behalf of the selling stockholders, none of the selling stockholders, and no entity listed in the footnotes to the table below, is a broker-dealer nor an affiliate of a broker-dealer. None of the selling stockholders had an agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholders may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. The selling stockholders are under no obligation, however, to sell any shares pursuant to this prospectus. Unless otherwise indicated, the business address of each person listed below is c/o Zoned Properties, Inc., 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260.

The resale of 1,351,915 shares of our common stock is covered by this prospectus. The circumstances under which the selling stockholders received their shares are as follows:

●	During the quarter ended March 31, 2014, we sold 48,980 shares to an aggregate of 45 investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $120.00 per share.

●	In July 2014, we sold 16,637,000 shares issued to an aggregate of 52 investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $0.01 per share.

●	From August 2014 to December 2014, we sold 1,850,000 shares issued to an aggregate of seven investors in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $1.00 per share.

●	In May 2015, we sold 1,000,000 shares of common stock to accredited investors pursuant to a private placement, in a private placement of common stock under Section 4(2) of the Securities Act and the rules and regulations thereunder, at a purchase price of $1.00 per share.

●	30,000 of the shares were issued to three individuals as compensation for their services as directors.

All of the shares being offered by the selling stockholders pursuant to this prospectus were acquired in one of the above transactions.

Named Executive Officers and Directors:	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (14)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)	Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (14)
Bryan McLaren	-		-	-	-	-	-	-
Irvin Rosenfeld	10,000		*	*	10,000	-	-	-
Art Friedman	10,000		*	*	10,000	-	-	-
Alex McLaren	1,511,667		8.9%	44.0%	10,000	1,501,667	8.8%	44.0%
Patricia Haugland	15,000		*	*	-	15,000	-	-
Adam Wasserman(15)	-		-	-	-	-	-	-
All executive officers and directors as a group (6 persons)	1,546,667		9.1%	44.0%	30,000	1,516,667	8.9%	44.0%

Other 5% Owners:
Alan Abrams 16624 North 90th Street, Ste. 101 Scottsdale, AZ 85260	3,526,669		20.7%	3.0%	-	3,526,669	20.7%	3.0%
Greg Johnston 915 Stitch Rd. Lake Stevens, WA 98258	2,512,500		14.7%	44.9%	-	2,512,500	14.7%	44.9%
Christopher Carra 8880 E. Friess Scottsdale, AZ 85260	2,043,335		12.0%	1.7%	-	2,043,335	12.0%	1.7%

Other Selling Stockholders:
Andrew Ludwig 1508 Bay Rd. Apt. 829 North Miami Beach, FL 33139	55,418	(3)	*	*	11,084	44,334	*	*
Beth Levine c/o Caron Partners, LP 20155 NE 38th Court #1804 Aventura, FL 33180	100,834 (4)		*	*	20,167	80,667	*	*
Chuck Abate 12 Jeremy Way Old Bridge, NJ 08857	125,000		*	*	25,000	100,000	*	*

13

Named Executive Officers and Directors:	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (14)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)		Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (14)
Clifford Berger 7 Old Round Hill Ln. Greenwich, CT 06831	201,667		1.2%	*	40,333	161,334		*	*
Clyde S. Yamamoto 13419 65th Ave. W Edmonds, WA 98026	600,000		3.5%	*	120,000	480,000		2.9%	*
Daniel Hartwell 5505 N. Ocean Blvd., #201, Ocean Ridge, FL 33435	10,084		*	*	2,017	8,067		*	*
Daniel Iannettone 736 Arthur Godfrey Miami Beach, FL 33140	50,417		*	*	10,083	40,334		*	*
Raimondo Dias c/o Fusion Capital Investments Corp. 620 NW 12th Ave. Boca Raton, FL 33486	20,417	(5)	*	*	4,083	16,334		*	*
Gerard Pollino 16 Overidge Ln. Wilton, CT 06897	201,667		1.2%	*	40,333	161,334		*	*
Guy S. Amico 3526 Palais Terrace Wellington, FL 33449	200,000		1.2%	*	40,000	160,000		*	*
Jeffrey Williams c/o El Dorado LLC Pop Center, Edgar Rios, 19th Floor, 208 Ponce de Leon San Juan, PR 00918	100,709	(6)	*	*	20,142	80,567		*	*
Jody Kane 10 Power Horn Hill Rd. Wilton, CT 06897	50,417		*	*	10,083	40,334		*	*
Joseph Bartonek 949 Durham Rd. Edison, NJ 08817	756,250		4.4%	*	151,250	605,000		3.5%	*
John Andrew Hulsey c/o John Andrew Hulsey Living Trust 14629 Marshview Drive, Jacksonville, FL 32250	115,834	(7)	*	*	23,167	92,667		*	*
Jonathan Lichter 1119 Cambridge Rd. Teaneck, NJ 07666	151,251	(8)	*	*	30,250 (9)	121,001	(10)	*	*
Keith Anderson and Cathy Zeni 18324 Hampton Ct. Livonia, MI 48152	100,834		*	*	20,167	80,667		*	*

14

Named Executive Officers and Directors:	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (14)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)	Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (14)
Laura Anthony c/o Legal & Compliance LLC 330 Clematis Street Suite 217 West Palm Beach, FL 33401	100,000		*	*	20,000	80,000	*	*
Mark Baker 320 Don Fernando Rd. Santa Fe, NM 87505	200,000		1.2%	*	40,000	160,000	*	*
Max Nalder 113 Paradise Pt. Dr. Brandon, MS 85248	183,517		1.1%	*	36,703	146,814	*	*
Michael Antonakos 17 S. Hampton Dr. Fairfield, NJ 07004	10,084		*	*	2,017	8,067	*	*
Michael Blume 5505 N. Ocean Blvd., Ste 107 Boynton, FL 33435	39,167		*	*	7,833	31,334	*	*
Chris Humphrey 4808 N. 24th St., #403 Phoenix, AZ 85016	5,000		*	*	1,000	4,000	*	*
Michael Iacono 11606 Orange Blossom Ln. Boca Raton, FL 33428	200,000		1.2%	*	40,000	160,000	*	*
Milton B. Hubbard III 120 N. Hamilton Dr., Apt. 12 Beverly Hills, CA 90211	197,667		1.2%	*	39,533	158,134	*	*
Nicholas Gregory Johnston 915 Stitch Rd. Lake Stevens, WA 98258	150,000		*	*	30,000	120,000	*	*
Peter Ferrara 1106 Don Cubero Ave. Santa Fe, NM 87505	200,000		1.2%	*	*	40,000	160,000	*
Regina Fieramosca 15 Wescott Blvd. Staten Island, NY 10314	50,417		*	*	*	10,083	40,334	*
Richard Kepes and Judy Kepes 3665 Quail Hollow Dr. Bloomfield Hills, MI 48302	100,834		*	*	*	20,167	80,667	*
Ron Levine c/o Bellajule Partners LP 20155 NE 38th Ct. #1804 Aventura, FL 33180	50,418	(11)	*	*	*	10,084	40,334	*
Ronald Iannelli 30-75 33rd St., #B4 Astoria, NY 11102	50,417		*	*	*	10,083	40,334	*

15

Named Executive Officers and Directors:	Stock Beneficially Owned Prior to Offering (1)		Percent of Class Beneficially Owned Prior to Offering	Percent of Voting Power Prior to Offering (14)	Shares of Common Stock Offered under this Prospectus	Stock Beneficially Owned After Offering (1)	Percent of Class Beneficially Owned After Offering	Percent of Voting Power After Offering (14)
Scott H. Goldstein 6799 Royal Orchid Circle Delray Beach, FL 33446	200,000		1.2%	*	*	40,000	160,000	*
Thomas V. Sagona 30 Sagona Court Staten Island, NY 10309	252,084		1.5%	*	*	50,417	201,667	*
Todd Ruetsch 419 Knowell Rd. Camillus, NY 13031	100,834		*	*	*	20,167	80,667	*
Tom Fagan and Beverly Fagan 6080 Wellington Ave. Gainesville, GA 30506	200,934		1.2%	*	*	40,167	160,667	*
William Boyce 6814 Kingsbury St. Louis, MO 63130	301,667		1.2%	*	*	60,333	241,334	*
Guy S. Amico c/o Newbridge Financial, Inc. 3526 Palais Terrace Wellington, FL 33449	550,000	(12)	3.2%	*	*	110,000	440,000	*
Maureen Kenny c/o Philip B. Kenny Trust 707 Glenayre Dr. Glenview, IL 60025	500,000	(13)	2.9%	*	*	100,000	400,000	*
Karen Bovay 1532 W. Campbell Ave. Phoenix, AZ 85015	25,000		*	*	*	5,000	20,000	*
Jennifer Kridos 8880 E. Friess Dr. Scottsdale, AZ 85260	50,417		*	*	*	10,083	40,334	*
Valera Knight 7718 E. Chaparral Rd. Scottsdale, AZ 85250	50,417		*	*	*	10,083	40,334	*

16

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(2)	Of these shares, 1,501,667 shares are held by McLaren Family LLLP. Alex McLaren is the general partner of McLaren Family LLLP and has voting and dispositive power over such shares.
(3)	Of these shares, 40,334 are held by NuView IRA FBO Andrew Ludwig. Mr. Ludwig has voting and dispositive power over such shares.
(4)	Shares are held by Caron Partners, LP. Beth Levine has voting and dispositive power over these shares.
(5)	Shares are held by Fusion Capital Investments Corp. Mr. Dias has voting and dispositive power over such shares.
(6)	Shares are held by El Dorado LLC. Mr. Williams has voting and dispositive power over such shares.
(7)	Shares are held by John Andrew Hulsey Living Trust, of which Mr. Hulsey is the trustee. Mr. Hulsey has voting and dispositive power over such shares.
(8)	Of these shares, 100,834 are held by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(9)	Of these shares, 20,167 are being offered by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(10)	Of these shares, 80,667 will be held by Diamond Bridge Capital LLC. Mr. Lichter has voting and dispositive power over such shares.
(11)	Shares are held by Bellajule Partners, LP. Mr. Levine has voting and dispositive power over such shares.
(12)	Shares are held by Newbridge Financial, Inc. Mr. Amico has voting and dispositive power over such shares.
(13)	Shares are held by Philip B. Kenny Trust, of which Ms. Kenny is the trustee. Ms. Kenny has voting and dispositive power over such shares.
(14)	Gives effect to ownership of preferred stock (see table below), the holders of which are entitled to 50 votes per share.
(15)	Does not include 19,600 shares of common stock issued pursuant to the October 1, 2015 agreement with CFO OnCall that is described elsewhere in this prospectus under the caption “Certain Relationships and Related Transactions.”

17

Preferred Stock

Name and Address of Beneficial Owner	Shares of Preferred Stock Beneficially Owned	Percent of Class Beneficially Owned	Percent of Voting Power (2)
Greg Johnston 915 Stitch Rd. Lake Stevens, WA 98258	1,000,000	50%	44.9%
Alex McLaren (1) c/o Zoned Properties, Inc. 14300 N. Northsight Blvd., #208 Scottsdale, AZ 85260	1,000,000	50%	44.0%

(1)	Shares are held by McLaren Family LLLP. Alex McLaren is the general partner of McLaren Family LLLP and has voting and dispositive power over such shares.
(2)	As a result of the multiple votes accorded to holders of the preferred stock (50 votes per share), Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. The percent of voting power in the table gives effect to the holder’s beneficial ownership of common stock and preferred stock.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 1,351,915 shares of common stock offered by the selling stockholders. The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These shares shall be sold at a fixed price of $8.00 per share. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders.

The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at the fixed price of $8.00 per share, which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

18

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DIVIDEND POLICY

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

DESCRIPTION OF SECURITIES

The following discussion summarizes the material terms of our common stock and preferred stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 17,060,250  of which were issued and outstanding, and 5,000,000 shares of preferred stock, $0.001 par value per share, 2,000,000 of which were issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of the Company’s common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

19

Cash Dividends

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

Preferred Stock

Our articles of incorporation, as amended, authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

The certificate of designation for the preferred stock provides that the shares are not convertible into any other class or series of stock. Holders of preferred shares are entitled to 50 votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, holders of preferred stock will be entitled to receive $1.00 per share plus redemption provision before assets are distributed to other stockholders. Holders of preferred shares are entitled to dividends equal to common share dividends. Once any shares of preferred stock are outstanding, at least 51% of the total number of shares of preferred stock outstanding must approve the following transactions:

●	alteration of the rights, preferences of privileges of the preferred stock,

●	creation of any new class of stock having preferences over the preferred stock,

●	repurchase of any of our common stock,

●	merger of consolidation with any other company, other than one of our wholly-owned subsidiaries,

●	sale, conveyance or other disposal of, or creation or incurrence of any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sale and leaseback of, all or substantially all of our property or business, or

●	incurrence, assumption or guarantee of any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

Holders of a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding voting shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of preferred shares vote along with common stockholders on each matter submitted to a vote of security holders. As a result of the multiple votes accorded to holders of the preferred stock, Greg Johnston and Alex McLaren have the ability to control the outcome of all matters submitted to a vote of stockholders, including the election of directors. On those matters that require the approval of at least 51% of the preferred stock, both Mr. Johnston and Mr. McLaren must provide their approval inasmuch as each of them owns 50% of the outstanding preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

20

Preferred Stock. Our articles of incorporation, as amended, authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, and shall be called by the chairman of the board or the secretary (i) when so directed by the board, or (ii) at the written request of stockholders owning shares representing at least 25% of voting power in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders, including proposed nominations of persons for election to the board of directors.

Removal of Directors; Vacancies. Our bylaws provide that a director may be removed from office by stockholders for cause, or without cause by a majority vote of the stockholders. A vacancy on the board of directors may be filled only by a majority of the directors then in office.

DESCRIPTION OF THE BUSINESS

Overview

Zoned Properties, Inc., incorporated in Nevada on August 25, 2003, believes that the traditional commercial real estate industry is being disrupted by many factors that can be characterized as “mega trends.” These trends include technological changes, shifting demographics resulting in a greater influence of millennials and social changes. The utilization of commercial property for retail, business and education is being affected by digital means as opposed to physical means. As a commercial property, project development and management services company, our mission is to identify, develop, and manage properties, initially for the medical marijuana industry and, as our operations develop, for other emerging industries. Our strategy, which is aligned with these shifting trends, positions us well to create property value and enhanced cash flow from rents leveraging our expertise in zoning, permitting, security, energy efficiency, waste and water remediation and sustainable design.

In order to drive value creation, one of trends we have focused on with respect to commercial properties has been the emergence on a state-by-state basis of licensed medical marijuana dispensaries and cultivation facilities. We have established a focus on commercial real estate development in this space to derive value from the new and emerging medical marijuana industry without directly participating in the cultivation, distribution, or sale of medical marijuana products. While we intend to expand into a variety of emerging industries, our current focus is on developing projects within the emerging medical marijuana industry.

The core of our business involves identifying and developing properties that exist within highly regulated zoning regions and may be candidates for re-zoning. For the licensed medical marijuana industry, local jurisdictions typically develop strict zoning regulations that dictate the specific region within which a licensed cultivation or retail property can operate. These regulations often include setbacks for example restricting the licensed facility from being within a mile of any parks, schools, churches, or residential districts. In some jurisdictions, local representatives will simply adopt the rules and regulations established by the state legislation. It is at that point that the local representatives welcome participation from the community and developers such as our company to establish more customized regulations for zoning that meet the local community’s needs.

We have been closely involved with local representatives in each of the developed properties currently held in our portfolio. For example, we have worked directly with local representatives in Tempe, Arizona over the past year to continue to define and develop local code that regulates the development of licensed medical marijuana facilities. The code amendments directly impact the continued development of our licensed medical marijuana cultivation facility that operates within city limits.

The process of establishing zoning and permitting will directly impact our ability to place a licensed operator in a long-term lease agreement. In a scenario where the zoning and permitting process has not been completed, such as is the case for our property in Gilbert, Arizona, we continue to work with local representatives to explore development possibilities as the industry evolves. We approach these situations on a case-by-case basis. In locations where we conclude that the zoning and permitting may not be feasible at this time but have a possibility to be successful in the future, we will likely hold the undeveloped property or lease the property out in the interim.

The successful development of zoning, permitting, construction and placement of long-term tenants creates an increased value for the property. Our property in Kingman, Arizona was successfully developed in this manner. The long-term lease agreement with a licensed operator has led to a leased-fee appraisal valued above five times the initial acquisition cost. We charge over thirty-five dollars per square foot in rent, a significant premium compared to standard market rates in that region.

This is an essential aspect of our overall growth strategy and value creation because we target specifically zoned properties that can be developed as candidates for specific industry operators. Once the properties have been acquired, adequately zoned and permitted, the opportunity to increase their value becomes substantially greater as a result of above market rents, as the demand for these properties within the specific zoning region increases.

21

We focus on acquiring properties that have the potential to increase significantly in value and use development strategies to build long-term growth. We have established a network of experts in the fields of real estate, design, construction, operations, and management in order to provide clients and prospective tenants with complete solutions to best meet their needs. We require all of our clients and prospective tenants to go through extensive due diligence in order to be what we consider to be highly sophisticated, credit worthy and experienced operators in their industries.

We currently maintain a portfolio of properties that we own, lease, and manage. In addition, we provide direct consultation and support for the development of each property. Development can range from complete architectural design and subsequent build-out, utility installation, property management, facilities management, and state of the art security systems. There are significant challenges that exist when zoning, permitting, and constructing facilities associated with the medical marijuana market. Each state and jurisdiction adopts specific zoning and permitting regulations. We have gained valuable knowledge and experience in this area by successfully completing four major projects in the state of Arizona, a highly regulated market. We believe we can replicate this business model in other states as markets mature and tighter regulations are established.

The Company generally confirms baseline zoning during the due diligence and as a contingency of an acquisition. Ideally, properties we consider acquiring are already zoned for use in cultivating marijuana or as a marijuana dispensary. We currently lease building space at four of the five properties in our portfolio. All four of the properties are located in areas where correct zoning was already in place and use as a marijuana industry was already permitted. In these instances, rezoning was not required. Two of the properties were zoned for and leased to licensed medical marijuana dispensaries, and two were zoned for and leased to licensed medical marijuana cultivation sites.

The process for confirming proper zoning and or acquiring proper permitting for a licensed medical marijuana operator generally takes several months. The confirmation process for the Kingman and Green Valley properties both took approximately one month to complete. The Chino Valley property took approximately three months to confirm the zoning and permitted use for a licensed medical marijuana cultivation facility in that local jurisdiction. The process primarily involves working directly with the local Planning and Zoning Commission or Development Director. Notwithstanding proper zoning and permitted use, we may work with local zoning authorities in order to revise zoning laws. For example, we were recently successful in submitting an approved zoning code amendment to the City of Tempe, whereby the new zoning code allows for an increase in the size of a cultivation facility. That process took approximately six months to complete. The Tempe property is a multi-tenant facility that also leases space to tenants, which have no association to medical marijuana.

In the event a property is not properly zoned or does not permit use as a marijuana facility, we may work with local authorities to seek changes to existing zoning or permitted use. Our efforts may not be successful. For example, the Gilbert property has not been successfully zoned for a prospective licensed medical marijuana dispensary nor has it been leased to a medical marijuana operator.

Our vision is to be recognized for creating the standard in property development for emerging industries, while increasing community prosperity and shareholder value. We believe that a strong focus on the development of real estate properties will bring value to the local communities and all of our stakeholders. We have initially established a focus on properties within the medical marijuana industry because we believe there will be increasing demand in this industry, as the national industry continues to evolve.

Our strategy is to rent buildings that we purchase and to earn rental income. Property acquisitions in 2014 are an indication of the commencement of principal operations. These properties represent assets that have already been identified and zoned for licensed medical marijuana operations.

We are the sole member of eight limited liability companies: Tempe Industrial Properties LLC, Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, Chino Valley Properties LLC, Zoned Colorado Properties LLC, Zoned Illinois Properties LLC, and Zoned Oregon Properties LLC.

Four of the entities have completed acquisitions of property as agents of Zoned Properties. Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have all acquired land and real property.

Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have executed lease agreements at the properties within their respective regions and have begun generating rental revenue. Zoned Properties has executed multiple lease agreements at its Tempe, Arizona property and has been generating rental revenue.

We currently own a portfolio of five properties located in the state of Arizona, covering an aggregate of approximately 39.1 acres and having an approximate aggregate market value as of September 30, 2015 of approximately $13 million based on most recent appraisals. We are also under contract to acquire an additional two properties consisting of approximately 44 acres located in the state of Colorado.

Multiple state-licensed operators have approached Zoned Properties from Oregon, Washington, Colorado, New Mexico, and Illinois for consultation and to partner on development and prospective sale-lease back arrangements. We are currently evaluating these opportunities and exploring financing terms with funding partners.

We believe that we are well positioned to benefit from the development opportunities that the medical marijuana industry presents without having to deal with the risk of directly cultivating, distributing, or dispensing the product, which is still illegal under federal law.

Our initial holdings and acquisition targets have been in the state of Arizona. Unlike many other states that have legalized medical marijuana, Arizona’s program has some of the strictest regulations in the country and limits the number of dispensaries that will be allowed to be open and operate within the state. While there are hundreds of marijuana dispensaries in Denver, Colorado, the entire state of Arizona can have a maximum of 126 operating dispensaries under current legislation, 27 of which are allocated to areas under tribal jurisdictions. Of the remaining 99 dispensaries, licenses to operate 85 have been awarded, and an unknown number of other license applications are pending. Two of our properties in Arizona (in Kingman and Green Valley) are leased to operators that have been awarded dispensary licenses. This limitation on the number of dispensaries permitted to operate in Arizona under current legislation will limit our ability to purchase property in Arizona for lease to dispensary operators.

22

The Opportunity in Arizona

We are implementing a property acquisition strategy in the State of Arizona that includes placing a variety of operating tenants into long-term lease agreements within the medical marijuana industry. Arizona’s medical marijuana program is still in its infancy stage. There are ample property management and build-out opportunities for medical marijuana cultivation facilities and dispensaries. We are already working with multiple groups in Arizona that are in need of quality resources or experience to get these facilities operational to serve the growing marketplace. The need for expertise regarding zoned properties was one of the main catalysts in forming our company. While there are many opportunities in Arizona, most investor groups lack the resources, knowledge, and expertise to see these projects through from start to finish, and complete the necessary due diligence required to ensure a sophisticated tenant operator.

The Opportunity in Additional States

We have created a business development plan that will allow for expansion into additional states when appropriate. Each state adopts specific and constantly evolving regulations associated with zoning, permitting, and licensing for medical marijuana operators. In October 2015 we entered into a land sale agreement to acquire a 44-acre parcel of property in Carbondale, CO, that we expect to lease to a marijuana cultivator. Zoned Properties will be introducing plans for expansion into additional states over the coming months as further regulations become established. In the first quarter of 2016, we expect to work on a development project with licensed tenant operators in Colorado and will continue to complete due diligence throughout 2016 on prospective projects in Arizona, Oregon, Washington, and Illinois.

Corporate History and Transactions

The Company was originally incorporated in Nevada on August 25, 2003 under the name, Mongolian Explorations Ltd.

In September 2013, Marc Brannigan acquired 125,000 shares of our common stock, which represented approximately 91.54% of the then issued and outstanding voting power of the Company. The transaction resulted in a change in control of the Company.

In December 2013, we entered into a Note Purchase and Loan Participation Assignment Agreement with two related parties and five individual investors, pursuant to which we issued 8,333 shares of common stock and two convertible promissory notes aggregating $170,000 to purchase a promissory note dated February 19, 2013. The promissory note in the principal amount of $209,400, has a maturity date of February 1, 2018 and is secured by a Mortgage/Deed of Trust on Real Property. There was no gain or loss recognized in this transaction. The transaction closed on January 8, 2014. On March 12, 2014, we sold the note for a cash payment of $210,500. The Company reported a realized gain of $41,019.

In December 2013, the board of directors approved the issuance of 700,000 shares of preferred stock to a related party partially owned by our former President for professional services in connection with setting up the commercial property acquisition business, management of the business and running the daily operations of the Company. On July 22, 2014, these 700,000 shares were redeemed by us for a cost of $700.

On January 22, 2014, we entered into a real estate purchase agreement pursuant to which we acquired certain land located in Gilbert, Arizona for a total payment of $266,667, of which $250,000 was paid in cash, and $16,667 was paid by issuing 139 shares of the common stock of the Company at a price of $120 per share. Simultaneously, we issued 833 shares of common stock of the Company to Cumbre Investment LLC, a related party of the Company, to acquire its right of first refusal on the land. The transaction closed on January 22, 2014.

On January 29, 2014, we entered into a purchase and consulting agreement with Ultra Health, LLC,, a related party due to common ownership and investments made by a beneficial stockholder of the Company (“Ultra Health”), pursuant to which we acquired a permanent modular building located in Gilbert, Arizona for total payments of $675,000. Simultaneously, we issued 1,166 shares of common stock of the Company at a price of $120 per share to the seller of the building to acquire a conditional use permit for the building. The transaction closed on January 29, 2014. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona discussed elsewhere in this prospectus. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and we recorded an impairment loss of $675,000

On March 7, 2014, we entered into a real estate purchase agreement with Maryland LLC, pursuant to which we acquired certain property located in Tempe., Arizona for total payments of $4,600,000, of which $2,500,000 was paid in cash and a $2,100,000 mortgage note from Maryland LLC. The transaction closed on March 7, 2014. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

23

During the first quarter of 2014, we issued 48,933 shares of restricted common stock at a price of $120.00 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration under the Securities Act. The total proceeds the Company received from this private placement were approximately $5,872,000, less the $10,000 recorded as a subscription receivable.

On April 4, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez who became a beneficial stockholder of the Company in July 2014 (“Duke Rodriguez”), pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

During the first quarter of 2014, we issued a total of 24,382 shares of common stock of the Company to settle the principal obligations of certain convertible notes payable – related parties in the amount of $330,440.

On April 14, 2014, our board of directors and its representative shareholders elected to retire 38,135 shares of common stock back into the company treasury.

Effective May 13, 2014, the Company completed a 1:120 reverse split of its common stock.  As permitted by Nevada law, the reverse split was completed with the approval of the board of directors without the requirement for shareholder consent.

On July 22, 2014, the Board of Directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. We simultaneously accepted a subscription agreement from a beneficial common stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000. Additionally, on July 22, 2014, we accepted a subscription agreement from Gregory Johnston, a beneficial shareholder, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. In addition to a beneficial ownership of common stock, Mr. Johnston holds 50% of the current Preferred Stock that controls the Company.

On August 12, 2014, we entered into a real estate purchase agreement with Stormwind Group, LLC, a company owned by Duke Rodriguez, pursuant to which we acquired 11.3 acres in Bernalillo County, New Mexico for total payment of $2,750,000. As discussed elsewhere in this prospectus, on July 9, 2015 and amended and made effective on August 1, 2015 (the “Settlement Date”), we entered into a settlement agreement with Duke Rodriguez, Ultra Health, LLC, and Cumbre Investment, LLC (the “ Defendants”), that, among other things, settles all claims and grants mutual general releases. Under the terms of the settlement, we transferred title to the Bernalillo, New Mexico property to the Defendants.

On September 22, 2014, the Company purchased two vehicles from Arizona RV Supercenter for the aggregate purchase price of $38,855. We intend to use the vehicles on site for property and facilities management.

On October 22, 2014, Green Valley Group, LLC, our wholly owned subsidiary, entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

From August 2014 to December 2014, we issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

On April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“Cumbre” and collectively, the “Defendants”), Case No. CV-2015-004225, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which we relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver. On June 8, 2015, we filed a motion to dismiss the counterclaim. On July 9, 2015 and amended and made effective on August 1, 2015, we entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases.

24

Under the terms of the settlement:

1.	On August 1, 2015, we transferred title to its Bernalillo, New Mexico property to Defendants. At June 30, 2015 and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively. In connection with such property, we forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the nine months ended September 30, 2015, rental revenues from this property amounted to $150,000. We did not have rental revenue from this property in the comparable 2014 periods.
2.	The Defendants returned 2,496,054 shares of common stock to the Company and we cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired;
3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and we acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.
4.	We shall obtain water rights associated with property in Chino Valley, Arizona.

In connection with the settlement agreement, we did not record any settlement gain or loss.

All of the settlement terms were settled as of August 1, 2015 except for us obtaining the water rights associated with property in Chino Valley, Arizona. The parties continue to work towards addressing this outstanding item. It is anticipated that the Company will complete the transfer of such water rights prior to December 31, 2015. In light of the progress made in resolving the post-conditions, on October 26, 2015, the parties filed a stipulation to dismiss this lawsuit with prejudice, each party to bear its own attorneys’ fees and costs. The court issued an order, filed on October 28, 2015, dismissing the case and retaining jurisdiction to enforce the settlement.

On October 27, 2015, we entered into a letter of intent with X Bar Ranch LLC to acquire a 44-acre parcel of real property located at 421 Upper Cattle Creek Rd., Carbondale, CO for a purchase price of $1,000,000. We deposited $42,500 in earnest money with an escrow agent and the $957,500 balance is payable in cash at closing. We have the right to terminate the agreement on or prior to December 11, 2015 in the event we are unable to negotiate a satisfactory lease covering the property with HQ Organics LLC. Our obligation to close is also dependent upon HQ Organics securing a Marijuana Cultivation License covering the property. The seller may terminate the agreement in the event it cannot negotiate a nominal lease with HQ Organics so as to meet the technical requirements associated with transfer of a Marijuana Cultivation License to HQ Organics. Either party may terminate the agreement in the event the Colorado Marijuana Enforcement Division denies HQ Organics’ license or does not act on the application prior to March 25, 2016.

On October 2, 2015, we entered into a letter of intent with HQ Holdings LLC, to acquire a 2,497 square foot parcel of real property located at 730 Main Street, Silt, CO for a purchase price of $430,000, of which $4,000 has been deposited into an earnest money escrow and the $426,000 balance is due in cash at closing. The obligations of the parties to complete the sale and purchase are conditioned upon consummation of the transactions contained in the letter of intent with X Bar Ranch LLC described in the preceding paragraph. In the event such conditions are not satisfied or waived prior to June 15, 2016, either party may terminate the agreement. We intend to develop this property as a cultivation facility for lease in the event we acquire this parcel of real property.

We are the sole member of eight limited liability companies: Tempe Industrial Properties LLC, Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, Chino Valley Properties LLC, Zoned Colorado Properties LLC, Zoned Illinois Properties LLC, and Zoned Oregon Properties LLC. Four of the entities have completed acquisitions of property as agents of Zoned Properties. Gilbert Property Management LLC, Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have all acquired land and real property. Green Valley Group LLC, Kingman Property Group LLC, and Chino Valley Properties LLC have executed lease agreements and have begun generating rental revenue. Zoned Properties has executed multiple lease agreements at its Tempe, Arizona property and has been generating rental revenue. Pursuant to the Settlement Agreement referenced above, the Bernalillo property was transferred to the Defendants and thereafter no longer an asset of the Company.

Customers

We target customers who require assistance with identification, development, and management of sophisticated, safe, and sustainable properties in a variety of emerging industries including the emerging medical marijuana industry. The most significant barrier to success for many industry operators includes distractions from primary business operations. These distractions often include services related to the identification of properties, zoning, permitting, designing, and constructing turn-key facilities.

25

We complete significant due diligence on any prospective customer as a prospective tenant operator regardless of industry focus. Credit-worthiness, character, and cash flows are all important traits that contribute to a sophisticated customer for the Company.

Marketing

We do not actively market our services using any direct marketing campaigns. Industry reputation, word-of-mouth, and networking are the primary tools used by us to complete the marketing of our services. We maintain an updated website, shareholder presentation, and profile outlining its services. These tools are created for transparency of operations and activities. Our executive management believes the reputation of having integrity is an essential tool for marketing and business development.

Competition

The commercial real estate market is highly competitive. We believe finding properties that are zoned for the specific use of allowing cannabis growers may be limited as more competitors enter the market. Several competitors have recently entered the marketplace, including Cannabis-RX, Inc., The Cannabis Business Group, Inc., MJ Holdings, Inc., Home Treasure Finders, Inc., Advanced Cannabis Solutions, Inc. and Grow Condos, Inc. We face significant competition from a diverse mix of market participants, including but not limited to, other public companies with similar business models, independent investors, hedge funds and other real estate investors, hard money lenders, as well as would be clients, marijuana operators themselves, all of whom, who may compete against us in our efforts to acquire real estate zoned for marijuana grow and retail operations. In some instances, we will be competing to acquire real estate with persons who have no interest in the marijuana business, but have identified value in a piece of real estate that we may be interested in acquiring.

Government Regulation

We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing fair housing and federally backed mortgage programs. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen’s compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will use our best efforts to comply with applicable regulations, we can provide no assurance of our ability to do so, nor can we fully predict the effect of these regulations on our proposed activities.

In addition, zoning commercial properties for specific purposes, such as medical marijuana dispensaries or cultivation facilities, is subject to specific regulations to the zoning requirements for the city, county and state related to any medical marijuana facility. We expect regulations to get tighter as time goes on.

In November 2010, Arizona voters passed the Arizona Medical Marijuana Act (“AMMA”). The AMMA designates the Arizona Department of Health Services (“ADHS”) as the licensing authority for the program. ADHS is tasked with issuing Registry Identification Cards (“RIC”) to qualifying patients, designated caregivers, and dispensary agents, as well as selecting, registering, and providing oversight for nonprofit medical marijuana dispensaries. With permission from ADHS, qualifying patients or their caregivers may cultivate marijuana if the patient lives more than 25 miles from a dispensary. Currently over 95% of the state is covered within the 25-mile rule, which will eliminate the caregiver model that has been able to survive since the program’s inception in 2010.

Qualifying patients can legally possess and purchase medical marijuana under Arizona law as long as they hold a RIC. They acquire their medicine from non-profit medical marijuana dispensaries. These dispensaries acquire, possess, cultivate, manufacture, deliver, transfer, transport, supply, sell, and dispense medical marijuana. Arizona is divided into 126 Community Health Assessment Areas (each, a “CHAA”) and each CHAA may only have one dispensary located within it. Dispensaries are the only place patients are legally allowed to purchase medical marijuana in Arizona. Arizona law permits the number of CHAAs to change based on the number of registered pharmacies in Arizona. In order to operate, a dispensary must have a Dispensary Registration Certificate and Approval to Operate Certificate from ADHS. The first dispensaries began operation in 2012, and it is anticipated that at maturity, there will be about 112 dispensaries statewide – one in each CHAA not part of one of Arizona’s Native American Indian Reservations.

The U.S. Government classifies marijuana as a schedule-I controlled substance. The federal Controlled Substances Act (“CSA”) makes it illegal under federal law to manufacture, distribute, or dispense marijuana. The Company maintains its operations so as to remain in compliance with the CSA. Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law. The U.S. Supreme Court has ruled in United States v. Oakland Cannabis Buyers' Coop. and Gonzales v. Raich that the federal government has the right to regulate and criminalize cannabis, even for medical purposes. Therefore, federal law criminalizing the use of marijuana pre-empts state laws that legalize its use for medicinal purposes. Federal prosecutions of marijuana crimes, where the operators are acting in accordance with state law are rare, however. This is the result of U.S. Justice Department policies under the current presidential administration that allow states to implement these laws and favor not prosecuting individuals operating in accordance with applicable state law. It is possible, however, that future presidential administrations could reverse the current position regarding enforcement of federal marijuana laws, thereby effectively eliminating the legal marijuana industry.

26

Employees

As of September 30, 2015, we had three full-time employees. We have established an extensive network of external partners, contractors, and consultants to outsource to in an effort to minimize administrative overhead and maximize efficiency.

Description of Property

Our principal executive offices are currently located at 14300 N. Northsight Blvd., #208, Scottsdale, AZ 85260.

On February 1, 2014, we executed a 39-month operating lease for our old office space. The annual rent during year one is $31,302, year two is $32,241 and year three $33,215. We also paid a security deposit of $3,267. We have since vacated this office location and have subleased the premises.

On January 27, 2015, we executed a 24-month operating lease for our current office space. We were able to negotiate a lower rental payment by pre-paying the entire sum of the 24-months of rental payments under the lease agreement in the amount of $57,358.25. We also paid a security deposit of $2,600.

We are in the business of property acquisition, development, and commercial leasing and intend to primarily structure lease agreements with prospective tenants using a triple-net lease model. The property portfolio currently includes (i) land and real property constructed in Green Valley, Arizona, (ii) land and real property in Kingman, Arizona, (iii) vacant land in Gilbert, Arizona, (iv) a multi-tenant industrial park in Tempe Arizona, which includes debt in the form of a $2,100,000 carry-back note held by the seller, (v) land and real property of approximately 50 acres in Chino Valley, Arizona. The properties in Tempe, Green Valley, Kingman, and Chino Valley, Arizona are currently leasing space to multiple tenants and are managed by our Real Estate Services division. Each of these leased properties is generating revenue to date.

LEGAL PROCEEDINGS

Holistic Patient Wellness Group, LLC (“HPWG”) leased from us commercial space in Tempe, Arizona to operate a medical marijuana cultivation. HPWG claims that we violated the terms of the lease for various reasons and filed suit on March 14, 2014 in the Maricopa County Superior Court, Arizona (Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc., Case Number CV2014- 003047, which has been consolidated with CV2014- 005642). On May 23, 2014, we concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that we violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. In the interim, and in part to mitigate its own damages, the Company leased the property to a new tenant. At the hearing, HPWG sought sanctions in the amount of $1,000 per day for the more than 300 days it had been “locked out” of the premises (reduced from its initial demand of $10,000 per day) and an order allowing them back into the property. After conducting the hearing, the court found that we did not violate the terms of the stipulated injunction and denied HPWG’s petition. The parties participated in a settlement conference on July 22, 2015, but did not settle the case. The court ordered that Scan 4 Health and Healing Healthcare 3 could file a motion for leave to file an amended answer and counterclaim on or before November 30, 2015. To date, no such motion has been filed. On October 20, 2015, HPWG filed a motion to enforce a purported settlement Agreement with the Company and to dismiss its claims against us. We responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) we want to preserve our right to seek an award of attorney’s fees and costs against HPWG. HPWG’s reply in support of its motion is due December 7, 2015. We anticipate that the court will rule on the motion soon thereafter.

On April 27, 2015, two entities purportedly related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including us. On June 2, 2015, the court sua sponte denied the motion. On June 22, 2015, the parties participated in a settlement conference. We believe that any settlement damages with HPWG would be nominal.

On August 17, 2015, the court granted a renewed request made by the two entities related to HPWG to move for leave to amend their answer and counterclaim, but expressly afforded us an opportunity to respond in opposition to such a motion. On October 20, 2015, HPWG filed a motion to enforce a purported settlement agreement with us and to dismiss its claims against us. We responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) we want to preserve our right to seek an award of attorney’s fees and costs against HPWG. HPWG’s reply in support of its motion is due December 7, 2015. We anticipate that the court will rule on the motion soon thereafter.

Except as set forth above, there are no pending or threatened legal or administrative actions pending or threatened against us that we believe would have a material effect on our business.

27

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Pink Sheets under the symbol “ZDPY.” In the near future, we intend to apply to have our common stock quoted on the OTCQB® or OTCQX marketplace. If we apply to have our common stock quoted on the OTCQB® or OTCQX, there is no assurance that the application will be approved. There have been minimal recent public quotations of our common stock on the Pink Sheets. There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. On December 4, 2015, the closing bid price of our common stock on the Pink Sheets was $15.50 on insignificant trading.

The following table reflect the high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. As of May 12, 2014, we effected a 1-for-120 reverse stock split. All prices in the following table give effect to the reverse split.

Quarter Ended	High		Low
December 31, 2014	$30.00		$8.50
September 30, 2014	$30.00		$15.00
June 30, 2014	$1,499.40		$30.00
March 31, 2014	$3,372.15		$40.82
December 31, 2013	$66.03		$9.05
September 30, 2013	-	(1)	-	(1)
June 30, 2013	-	(1)	-	(1)
March 31, 2013	-	(1)	-	(1)

(1)	We have been unable to obtain this information despite reasonable effort and investigation.

Outstanding Shares and Holders

As of September 30, 2015, there were 17,060,250 shares of common stock issued and outstanding and there were 155 holders of record of our common stock.

Dividends

Historically, we have not paid any cash dividends on our common stock. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. However, in the future, our board of directors may declare dividends on our common stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, the agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. We cannot guarantee that we will pay dividends to our stockholders in the future. Holders of preferred shares are entitled to dividends equal to common share dividends.

Reports

Upon the effectiveness of the registration statement of which this prospectus is a part, we will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by our independent accountants, and unaudited quarterly financial statements in our quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC’s website, www.sec.gov.

Transfer Agent

The transfer agent for our common stock is West Coast Stock Transfer, Inc. West Coast Stock Transfer’s telephone number is (619) 664-4780.

Financial Statements

Our consolidated financial statements are included in this prospectus, beginning on page F-1.

28

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Business and Corporate History

We are a strategic real estate firm whose primary focus is acquiring commercial properties that face unique zoning challenges. Our diverse team of experienced professionals works to develop meaningful relationships with corporate and community partners. We focus on acquiring properties that have the potential to increase value within their surrounding communities and use turn-key development strategies to build long-term growth and value.

Our mission is to identify, develop, and manage sophisticated, safe, and sustainable properties for emerging industries.

We target commercial properties that can be acquired and potentially re-zoned for specific development purposes, including but not limited to, licensed medical marijuana dispensaries or cultivation facilities. The core of our business involves identifying and acquiring properties that exist within highly regulated zoning regions and may be candidates for re-zoning. This is an essential aspect of our overall growth strategy because we target uniquely zoned properties that are developed as candidates for specific industry operators. Once the properties have been acquired and/or re-zoned, their value may be substantially higher as demand for properties within the specific zoning region increases.

We manage a portfolio of properties that we own, lease, and provide direct development on each property we acquire. This can include complete architectural design and subsequent build-outs, general support, landscaping, general up-keep, facilities management, and state of the art security systems. During the nine months ended September 30, 2015, improvements made to rental properties amounted to $43,295. As of September 30, 2015, a summary of rental properties owned by us consisted of the following:

	Tempe, AZ		Gilbert, AZ	Green Valley Sahuarita, AZ	Chino Valley, AZ	Kingman, AZ
Description	Mixed -use warehouse/office		Land	Retail (special-use)	Greenhouse / Nursery	Retail (Special-Use)
Current Use	Medical marijuana cultivation and packaging		Future development	Dispensary	Medical marijuana cultivation and packaging	Dispensary
Date Acquired	March 2014		January 2014	October 2014	August 2015	May 2014
Lease Start Date	March 2014 to August 2015		N/A	October 2014	August 2015	October 2014
Lease End Date	December 2015 to July 2035		N/A	September 2024	July 2035	September 2024
Total Rentable Sq. Ft.	82,355		0	1,440	38,799	1,497
Sq. Ft. rented as of September 30, 2015	57,355		N/A	1,440	15,000	1,497
Vacant Rentable Sq. Ft.	25,000		N/A	0	23,799	0
Land Area	4.93 Acres 214,772 Sq. Ft.		0.8 acres 34,717 Sq. Ft.	1.33 Acres 57,769 Sq. Ft.	31.9 Acres 1,389,564 Sq. Ft.	0.16 Acres 7,061 Sq. Ft
Total # of tenants	3		N/A	1	1	1
# of related party tenants	1		N/A	1	1	1

Annual Base Rent:
2015	$414,577		$-	$109,425	$120,000	$139,800
2016	361,748		-	121,196	480,000	153,090
2017	375,905		-	127,256	514,500	160,745
2018	390,657		-	133,619	540,225	168,782
2019	406,030		-	140,300	567,236	177,221
Thereafter	4,630,439		-	767,584	13,559,697	969,579
Total	$6,579,356		$-	$1,399,380	$15,781,658	$1,769,217

Annualized $ per rented Sq. Ft.
2015	$9		-	$76	$22	$93
2016	$13	(1)	-	$84	$32	$102
2017	$14	(1)	-	$88	$34	$107

(1) Assumes rented space of 27,355 Sq. Ft. since the third party lease representing 30,000 sq. ft. ends on December 31, 2015.

29

Our common stock is quoted on the Pink Sheets under the symbol “ZDPY.” The last reported sale price of our common stock on the Pink Sheets was on September 30, 2015 for $18.00 per share. In the near future, we intend to apply to have our common stock quoted on the OTCQB® or OTCQX marketplace. If we apply to have our common stock quoted on the OTCQB® or OTCQX, there is no assurance that the application will be approved.

Recent Developments

On April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which we relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver. On June 8, 2015, we filed a motion to dismiss the counterclaim. On July 9, 2015 and amended and made effective on August 1, 2015, we entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases.

Under the terms of the settlement:

1.	On August 1, 2015, we transferred title to its Bernalillo, New Mexico property to Defendants. At June 30, 2015 and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively. In connection with such property, we forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the nine months ended September 30, 2015, rental revenues from this property amounted to $150,000. The Company did not have rental revenue from this property in the comparable 2014 periods.
2.	The Defendants returned 2,496,054 shares of common stock to the Company and we cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired;
3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and we acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.
4.	We shall obtain water rights associated with property in Chino Valley, Arizona.

In connection with the settlement agreement, we did not record any settlement gain or loss.

All of the settlement terms were effective as of August 1, 2015 except for us obtaining the water rights associated with property in Chino Valley, Arizona. The parties continue to work towards addressing this outstanding item. It is anticipated that the Company will complete the transfer of such water rights prior to December 31, 2015. In light of the progress made in resolving the post-conditions, on October 26, 2015, the parties filed a stipulation to dismiss this lawsuit with prejudice, each party to bear its own attorneys’ fees and costs. The court issued an order, filed on October 28, 2015, dismissing the case and retaining jurisdiction to enforce the settlement.

Results of Operations

The following comparative analysis on results of operations was based primarily on the comparative consolidated financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the years ended December 31, 2014 and 2013 and with the unaudited consolidated financial statements and the notes to those statements for the nine months ended September 30, 2015 and 2014, which are included elsewhere in this registration statement. The results discussed below are for the years ended December 31, 2014 and 2013 and for the nine months ended September 30, 2015 and 2014.

30

Comparison of Results of Operations for the Years ended December 31, 2014 and 2013

Revenues

For the years ended December 31, 2014 and 2013, revenues consisted of the following:

	Year ended December 31,
	2014	2013
Rent revenues	$327,387	$-
Rent revenues – related party	140,527	-
Total revenues	$467,914	$-

For the year ended December 31, 2014, total revenues amounted to $467,914, including related party revenue of $140,527, as compared to zero for the year ended December 31, 2013. In March 2014, we began recording revenue from the lease of our properties. We did not own any rental properties in 2013.

Operating expenses

For the year ended December 31, 2014, operating expenses amounted to $5,947,862 as compared to $571,236 for the year ended December 31, 2013, an increase of $4,577,825 or 801.4%. For the years ended December 31, 2014 and 2013, operating expenses consisted of the following:

	Year ended December 31,
	2014	2013
Compensation and benefits	$3,918,440	$274,161
Professional fees	932,510	173,186
General and administrative expenses	148,157	43,889
Depreciation and amortization	99,822	-
Property operating expenses	75,069	-
Real estate taxes	63,447	-
Consulting fees - related parties	35,417	80,000
Impairment loss on building – related party	675,000	-
Total	$5,947,862	$571,236

●	For the year ended December 31, 2014, compensation and benefit expense increased by $3,644,279 or 1,329.2% as compared to the year ended December 31, 2013. The increase was primarily attributable to:

1.	The issuance of super voting control preferred stock on December 20, 2013 and July 22, 2014 (herein referred to as the “Valuation Dates”. The Company assessed the fair value of the preferred stock issued to MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. We utilized the market approach, on the valuation dates, for the year ended December 31, 2014, the Company recorded stock-based compensation of $3,365,000 as compared to $188,363 for the year ended December 31, 2013, an increase of $3,176,637. The preferred stock issued was valued based upon industry specific control premiums and our market cap at the time of the transactions. The market approach was utilized to arrive at an indication of equity value by using equity based transactions common stock prices (the market data was deemed unreliable due to the limited trading) on July 22, 2014. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. We estimated the control premium for the voting control of the preferred stock based on Real Estate industries at 17.5% as of July 22, 2014 and 18.48% at December 2013.

2.	During the year ended December 31, 2014, we recorded stock-based compensation of $250,000 related to the issuance and subsequent cancellation of common shares to the Company’s chief executive officer, and,

3.	We commenced operating activities.

31

●	For the year ended December 31, 2014, professional fees, consisting of accounting fees, legal fees, consulting fees, transfer agent fees, architecture fees, and other fees, increased by $759,324, or 438.4%, as compared to the year ended December 31, 2013. The increase was attributable to an increase in consulting fees of approximately $604,000 relating to hiring of various consultants for business development services (includes stock based consulting fees of approximately $493,000), and an increase in legal fees of $117,872. We used consultants to assist us with introductions to potential business partners and customers, to help us with public relations services including helping us find market makers, broker-dealers, and sources of capital, advise us on construction of indoor, outdoor and greenhouse agricultural systems, assist us with agricultural licensing and zoning, and assistance with development of business modeling, market development and advise concerning equity and debt financings.

●	General and administrative expenses consist of expenses such as rent expense, directors and officer’s liability insurance, travel expenses, office expenses, telephone and internet expenses and other general operating expenses. For the year ended December 31, 2014, general and administrative expenses increased by $104,268 or 237.6% as compared to the year ended December 31, 2013. These increases were primarily attributable to a substantial increase in operating activities to implement our business plan to acquire properties and include an increase in rent expense of $21,313, an increase in insurance expense of $29,163, an increase in travel expenses of $17,589, and increases in other general and administrative expenses.

●	For the year ended December 31, 2014, depreciation and amortization expense amounted to $99,822 as compared to zero for the year ended December 31, 2013. In 2014, we acquired rental properties, and property and equipment.

●	Property operating expenses consist of property management fees, property insurance, repairs and maintenance fees, utilities and other expenses related to our rental properties. For the year ended December 31, 2014, property operating expenses amounted to $75,069 as compared to zero for the year ended December 31, 2013. In 2014, we acquired rental properties and hired a management company to manage our Tempe property and began incurring expenses such as management fees, utilities, and maintenance fees.

●	For the year ended December 31, 2014, real estate taxes amounted to $63,447 as compared to zero for the year ended December 31, 2013. In 2014, we acquired rental properties and began accruing such taxes.

●	For the year ended December 31, 2014, consulting fees – related parties amounted to $35,417 as compared to $80,000 the year ended December 31, 2013, a decrease of $44,583 or 55.7%. In 2013, we issued our common shares for services and recorded consulting fees – related parties expense of $80,000. We did not incur stock-based consulting fees in 2014. During the year ended December 31, 2014, we incurred consulting fees of $35,417 in connection with an employment agreement with a related party.

●	For the year ended December 31, 2014, impairment loss on building amounted to $675,000 as compared to zero for the year ended December 31, 2013. On January 29, 2014, we entered into a purchase and consulting agreement with Ultra Health pursuant to which we were to acquire a 1,536 square foot modular building to be delivered and erected on purchased land for total cash payments of $675,000. In connection with this modular building, on April 10, 2015, we became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which we relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss of $675,000. The case was settlement on August 1, 2015 and is discussed elsewhere.

Loss from operations

As a result of the factors described above, for the year ended December 31, 2014, loss from operations amounted to $5,479,948 as compared to $571,236 for the year ended December 31, 2013, an increase of $4,908,712 or 859.3%.

32

Other income (expenses)

Other expenses includes interest expense and other income. For the year ended December 31, 2014, total other expenses, net amounted to $260,418 as compared to $220,769, an increase of $39,649 or 18.0%. This increase was attributable to an increase in interest expense of $80,669 primarily attributable to the increase in borrowing pursuant to a mortgage payable of $131,250, and convertible notes payable of $25,081 offset by a decrease in amortization of debt discount of $76,721. Additionally, for the year ended December 31, 2014, we recognized other income of $41,020 from the sale of a note receivable compared to zero for the year ended December 31, 2013.

Net loss

As a result of the foregoing, for the years ended December 31, 2014 and 2013, net loss amounted to $5,740,366, or $0.72 per common share, and $792,005, or $14.40 per common share, respectively.

Comparison of Results of Operations for the Nine Months ended September 30, 2015 and 2014

Revenues

For the nine months ended September 30, 2015 and 2014, revenues consisted of the following:

	Nine months ended September 30,
	2015	2014

Rent revenues	$297,695	$222,694
Rent revenues – related party	625,370	-
Total revenues	$923,065	$222,694

For the nine months ended September 30, 2015, total revenues amounted to $923,065, including related party revenues of $923,065, as compared to $222,694 for the nine months ended September 30, 2014, an increase of $700,371 or 314.5%. In March 2014, we began recording revenue from the lease of our properties.

Operating expenses

For the nine months ended September 30, 2015, operating expenses amounted to $1,899,644 as compared to $5,005,048 for the nine months ended September 30, 2014, a decrease of $3,105,404 or 62.1%. For the nine months ended September 30, 2015 and 2014, operating expenses consisted of the following:

	Nine months ended September 30,
	2015	2014
Compensation and benefits	$298,411	$3,873,809
Professional fees	1,011,008	866,220
General and administrative expenses	198,516	94,786
Depreciation and amortization	110,060	74,252
Property operating expenses	104,016	54,208
Real estate taxes	56,622	27,606
Consulting fees - related parties	53,511	14,167
Settlement expense	67,500	-
Total	$1,899,644	$5,005,048

●

For the nine months ended September 30, 2015, compensation and benefit expense decreased by $3,575,398 or 92.3% as compared to the nine months ended September 30, 2014. The decrease was primarily attributable to:

1.	The issuance of super voting control preferred stock on December 20, 2013 and July 22, 2014 (herein referred to as the “Valuation Dates”. The Company assessed the fair value of the preferred stock issued to MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. On the Valuation date, we utilized the market approach and for the nine months ended September 30, 2014, we recorded stock-based compensation of $3,365,000. We did not incur such expense during the 2015 period. The preferred stock issued was valued based upon industry specific control premiums and our market cap at the time of the transactions. The market approach was utilized to arrive at an indication of equity value by using equity based transactions common stock prices (the market data was deemed unreliable due to the limited trading) on July 22, 2014. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. We estimated the control premium for the voting control of the preferred stock based on Real Estate industries at 17.5% as of 7/22/14.

2.	During the nine months ended September 30, 2014, we recorded stock-based compensation of $250,000 related to the issuance and subsequent cancellation of common shares to the Company’s chief executive officer.

33

●	For the nine months ended September 30, 2015, professional fees increased by $144,788, or 16.7%, as compared to the nine months ended September 30, 2014. The increase was attributable to an increase in legal fees of $178,880 attributable to legal matters as discussed in recent developments, an increase in accounting fees of $29,711 attributable to our financial audits and increased accounting needs, and an increase in architectural fees incurred to develop standard build-out plans for future developments of $28,500, offset by a decrease in consulting fees of $89,377 related to a reduction in use of consultants. We used consultants to assist us with introductions to potential business partners and customers, to help us with public relations services including helping us find market makers, broker-dealers, and sources of capital, advise us on construction of indoor, outdoor and greenhouse agricultural systems, assist us with agricultural licensing and zoning, and assistance with development of business modeling, market development and advice concerning equity and debt financings.

●	General and administrative expenses consist of expenses such as rent expense, directors and officer’s liability insurance, travel expenses, office expenses, telephone and internet expenses and other general operating expenses. For the nine months ended September 30, 2015, general and administrative expenses increased by $103,730 or 109.4% as compared to the nine months ended September 30, 2014. These increases were primarily attributable to an increase in rent expense of $25,250, an increase in insurance expense of $57,743, and an increase in travel expenses of $10,971 and increases in other general and administrative expenses of $9,766.

●	For the nine months ended September 30, 2015, depreciation and amortization expense amounted to $110,060 as compared to $74,252 for the nine months ended September 30, 2014, an increase of $35,808 or 48.2%, attributable to an increase in depreciable assets.

●	Property operating expenses consist of property management fees, property insurance, repairs and maintenance fees, utilities and other expenses related to our rental properties. For the nine months ended September 30, 2015, property operating expenses amounted to $104,016 as compared to $54,208 for the nine months ended September 30, 2014, an increase of $49,808 or 91.9% attributable to an increase in fees paid to a third party management company to manage our properties and to an increase in rental properties. In the third quarter of 2015, we terminated the use of a management company and now we manage all of the properties.

●	For the nine months ended September 30, 2015, real estate taxes amounted to $56,622 as compared to $27,606 for the nine months ended September 30, 2014, an increase of $29,016 or 105.1%. In 2015 and 2014, we acquired additional rental properties and began incurring such taxes.

●	For the nine months ended September 30, 2015, consulting fees – related parties amounted to $53,511 as compared to $14,167 for the nine months ended September 30, 2014, an increase of $39,344 or 277.7%. Beginning in August 2014, we began incurred consulting fees in connection with an employment agreement with a related party. In August 2015, this employment agreement was terminated.

●	For the nine months ended September 30, 2015, settlement expense amounted to $67,500 as compared to zero for the nine months ended September 30, 2014. During the nine months ended September 30, 2015, we settled certain litigation and a claim by paying cash of $17,500 and by issuing 50,000 shares of our common stock with a fair value of $50,000.

34

Loss from operations

As a result of the factors described above, for the nine months ended September 30, 2015, loss from operations amounted to $976,579 as compared to $4,782,354 for the nine months ended September 30, 2014, a decrease of $3,805,775 or 79.9%.

Other income (expenses)

Other expenses includes interest expense and other income. For the nine months ended September 30, 2015, total other expenses, net amounted to $168,591 as compared to $203,546, a decrease of $34,955 or 17.2%. This decrease was attributable to:

●	a decrease in interest expense of $72,990 primarily attributable to a decrease in amortization of debt discount of $142,564 offset by an increase in interest expense of $26,250 related to a mortgage payable dated March 2014, and an increase of $44,911 related to an increase in convertible debt, and,

●	an increase in interest income of $439, offset by:

●	a decrease in other income of $38,474. For the nine months ended September 30, 2014, we recognized other income of $41,019 from the sale of a note receivable compared to zero for the nine months ended September 30, 2015.

Net loss

As a result of the foregoing, for the nine months ended September 30, 2015 and 2014, net loss amounted to $1,145,170, or $0.06 per common share, and $4,985,900, or $1.15 per common share, respectively.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had cash of $1,358,399 and $1,066,377 of cash as of September 30, 2015 and December 31, 2014, respectively.

Our primary uses of cash have been for salaries, fees paid to third parties for professional services, property operating expenses, general and administrative expenses, and the acquisition of rental properties. All funds received have been expended in the furtherance of growing the business. The following trends are reasonably likely to result in changes in our liquidity over the near to long term:

●	An increase in working capital requirements to finance our current business,

●	Acquisition and buildout of rental properties;

●	Addition of administrative and sales personnel as the business grows, and

●	The cost of being a public company.

We currently have material commitments for capital expenditures amounting to approximately $1,383,500 for the acquisition of rental properties. We need to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our available cash will be sufficient to satisfy our cash requirements under our present operating expectations for the next 12 months. Other than revenue received from the lease of our rental properties, funds received from the sale of our common stock and funds received from debt, we presently have no other significant alternative source of working capital. We have used these funds to fund our operating expenses, pay our obligations, acquire rental properties, and grow our company. We need to raise significant additional capital or debt financing to acquire new properties, to develop existing properties, and to assure we have sufficient working capital for our ongoing operations and debt obligations. We do not anticipate we will be profitable in the rest of fiscal 2015. Therefore, our future operation is dependent on our ability to manage our current cash balances and on the collection of rental revenues. We intend on securing additional financing to acquire and develop additional and existing properties. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow our business operations.

35

Recent financings

During the quarter ended March 31, 2014, we issued 48,980 shares of restricted common stock at a price of $120 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended. In July 2014, we cancelled 83 shares and returned proceeds of $10,000 to an investor. The total proceeds we received from this private placement were approximately $5,858,000 and a subscription receivable of $4,000.

In July 2014, we issued 16,637,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $0.01 per share for proceeds of $166,370.

On August 20, 2014, we received an aggregate of $1,000,000 from Greg Johnston, a beneficial stockholder and stockholder pursuant to the terms of Senior Convertible Debentures. The Debentures bear interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holders have the option after 12 months to convert all or a portion of the Debentures into shares of the Company’s common stock at the conversion price of $5.00 per share. As of September 30, 2015, the principal and accrued interest balances due and owing under these Debentures is $1,000,000 and $38,792, respectively. As of December 31, 2014, the principal and accrued interest balances due and owing under these Debentures is $1,000,000 and $12,542, respectively.

From August 2014 to December 2014, we issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

In May 2015, we issued 1,000,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $1.00 per share for proceeds of $1,000,000.

Cash Flow

For the year ended December 31, 2014 and 2013

Net cash flow used by operating activities was $828,479 for the year ended December 31, 2014 as compared to $147,449 for the year ended December 31, 2013, an increase of $681,030.

●	Net cash flow used in operating activities for the year ended December 31, 2014 primarily reflected a net loss of $(5,740,366) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $99,821, stock-based compensation expense of $4,100,344, impairment loss on building of $675,000, amortization of debt discount of $142,564, and a non-cash increase in deferred rent receivables of $(28,027), and changes in operating assets and liabilities primarily consisting of an increase in real estate tax escrow of $39,122, and an increase in prepaid expenses and other assets of $132,171, offset by an increase in accounts payable of $27,835, accrued expenses of $43,603, and accrued expenses – related parties of $51,984.

●	Net cash flow used in operating activities for the year ended December 31, 2013 was primarily attributable to our net loss of $792,005 adjusted for the add-back of non-cash items consisting of stock-based compensation of $423,787 and amortization of debt discount of $219,285, offset by changes in operating assets and liabilities of $1,484.

Net cash flow used in investing activities reflects the purchase of property and equipment, and rental properties, which consists of land and buildings and improvements, of $9,303,799 and $0 for the years ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, we received proceeds from the sale of a note receivable of $211,020 compared to $0 for the year ended December 31, 2013.

Net cash provided by financing activities was $10,975,671 for the year ended December 31, 2014 as compared to $159,413 for the year ended December 31, 2013. During the year ended December 31, 2014, we received proceeds from the sale of common stock of $7,874,371, proceeds from convertible debt of $1,000,000 net proceeds from the sale of preferred stock of $1,300, and proceeds from mortgage payable of $2,100,000. During the year ended December 31, 2013, we received proceeds from convertible debt of $159,413.

36

For the Nine Months Ended September 30, 2015 and 2014

Net cash flow used by operating activities was $455,472 for the nine months ended September 30, 2015 as compared to $819,975 for the nine months ended September 30, 2014, a decrease of $364,503.

●	Net cash flow used in operating activities for the nine months ended September 30, 2015 primarily reflected a net loss of $(1,145,170) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $110,060, stock-based compensation expense of $633,386, stock-based settlement expense of $50,000, and a non-cash increase in deferred rent receivables of $(205,400), and changes in operating assets and liabilities primarily consisting of a decrease in real estate tax escrow of $20,872 offset by an increase in accounts payable of $40,407, an increase in accrued expenses of $64,610, and an increase in security deposits payable of $22,963.

●	Net cash flow used in operating activities for the nine months ended September 30, 2014 was primarily attributable to our net loss of $(819,975) adjusted for the add-back of non-cash items consisting of depreciation and amortization of $74,252, stock-based compensation of $4,051,270, amortization of debt discount of $142,564 and gain from sale of note receivable of $(41,019), offset by changes in operating assets and liabilities of $(61,142).

Net cash flow used in investing activities was $250,256 for the nine months ended September 30, 2015 as compared to $8,690,070 for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, we purchased property and equipment of $6,961, acquired a parcel of land for $200,000, and made building improvements of $43,295. For the nine months ended September 30, 2014, we used cash to acquire land, building and improvements of $8,855,980 and property and equipment of $45,109, offset and received proceeds from the sale of a note receivable of $211,019.

Net cash provided by financing activities was $997,750 for the nine months ended September 30, 2015 as compared to $10,825,670 in the same period in 2014. During the nine months ended September 30, 2015, we received proceeds from the sale of common stock of $1,000,000 offset by the redemption of common stock of $2,250. During the nine months ended September 30, 2014, we received proceeds from the sale of common stock of $7,734,370, proceeds from convertible debt of $1,000,000, proceeds from a mortgage payable of $2,100,000 and net proceeds from the sale of preferred stock of $1,300, offset by the redemption of common stock for $10,000.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2015 (dollars in thousands), and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
Contractual obligations:	Total	Less than 1 year	1-3 years	3-5 years	5+ years
Convertible notes	$1,000	$-	$1,000	$-	$-
Mortgage payable	2,100	-	-	2,100	-
Total	$3,100	$-	$1,000	$2,100	$-

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

37

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our audited and unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the unaudited consolidated financial statements.

Rental Properties

Rental properties are carried at cost less accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. We record acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value. We amortize acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases is included as a component of depreciation and amortization.

Our properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to our consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

We have capitalized land, which is not subject to depreciation.

Revenue recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net. Beginning in 2014, we began generating revenues from the non-residential rental properties.

38

Certain of our leases currently contain rental increases at specified intervals. We record as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. We review material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts or we record a direct write-off of the specific rent receivable. For the year ended December 31, 2014, in connection with certain related party leases, we only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, we transferred title to its Bernalillo, New Mexico and the respective related party lease as part of a settlement agreement discussed elsewhere herein, and cancelled a related party lease in June 2015.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We initially record compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

In May 2014, the FASB issued an update ("ASU 2014-09") Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. We are currently evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

In June 2014, the FASB issued an update (“ASU 2014-12”) to ASC Topic 718, Compensation – Stock Compensation. ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting. ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. We are currently evaluating the impact of the adoption of ASU 2014-12 on our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

39

MANAGEMENT

Members of our board of directors are elected by the stockholders to a term of one year and serve until their successors are elected and qualified. Our officers are appointed by our board to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. While our board has established a compensation committee, we have not yet established a nominating and corporate governance committee or an audit committee.

Set forth below is certain information regarding our executive officers and directors.

Name	Age	Position
Bryan McLaren	28	Chief Executive Officer, President, Treasurer, Secretary and Director
Patricia Haugland	47	Chief Operating Officer
Adam Wasserman	51	Chief Financial Officer
Irvin Rosenfeld	62	Director
Art Friedman	54	Director
Alex McLaren, MD	63	Director

Bryan McLaren is the son of Alex McLaren.

Background Information about our Officers and Directors

Bryan McLaren. Mr. McLaren has a dedicated history of work in the sustainability industry and in business development. Prior to his appointment as President, CEO and a director of our company in April 2014, Mr. McLaren was recruited as our Chief Sustainability Officer and VP of Operations. Before joining the Company, from February 2013 to February 2014, Mr. McLaren worked as a sustainability consultant for Waste Management, Inc., where he served as a Project Manager for the Arizona State University account. Prior to 2013, Mr. McLaren worked as a Sustainability Manager for Northern Arizona University and as a Sustainability Commissioner for the City of Flagstaff, Arizona. Mr. McLaren has served as a member of our board of directors during April 2014 and since June 2014. Mr. McLaren’s business development experience, along with his knowledge of our business, has led our board of directors to conclude that he should continue to serve as a director and in his current roles.

Patricia Haugland. Ms. Haugland has served as our Chief Operating Officer since May 1, 2015. Prior to joining Zoned Properties and throughout the past five years, Ms. Haugland ran an independent brokerage in Arizona. She is a real estate and business professional with more than 25 years of experience and millions of dollars’ worth of property transactions under her belt. A native of Chicago, Ms. Haugland began her career in training and development, successfully launching her own national company specializing in tech, legal, banking and telecom. Following her arrival in Arizona, Haugland, effectively leveraged her corporate training background to groom successful brokers and agents, and eventually created one of the largest independent real estate brokerages in the country. Haugland is strongly focused and an astute negotiator, having built and sold several profitable businesses, and has helped clients and companies selectively and strategically build high-performance real estate investment portfolios.

Adam Wasserman. Mr. Wasserman has served as our Chief Financial Officer since October 1, 2015 and has served as an advisory CFO since July 10, 2014. Mr. Wasserman has been a majority shareholder and chief executive officer of CFO Oncall, Inc. (“CFO Oncall”) since 1999. CFO Oncall provides chief financial officer services to a number of companies. Through CFO Oncall, Mr. Wasserman serves and has served as the chief financial officer of a number of private and publicly held companies. From June 1991 to November 1999 Mr. Wasserman was a Senior Audit Manager at American Express Tax and Business Services, in Fort Lauderdale, Florida where his responsibilities included supervising, training and evaluating senior accounting staff members, work paper review, auditing, maintaining client relations, preparation of tax returns and financial statements. From September 1986 to May 1991, Mr. Wasserman was employed by Deloitte & Touche, LLP where his assignments included public and private company audits and Securities and Exchange Commission reporting, tax preparation and planning, management consulting, systems design, staff instruction and recruiting. Mr. Wasserman is a member of the American Institute of Certified Public Accountants. Mr. Wasserman holds a Bachelor of Science Degree in Accounting from the State University of New York at Albany.

Irvin Rosenfeld. Mr. Rosenfeld is currently a Registered Representative with Newbridge Securities Corporation and has worked in that capacity throughout the past five years. He has over 28 years of experience in the financial industry and is an accomplished author, including his book “My Medicine” published in 2010. Mr. Rosenfeld has appeared on dozens of television news programs and in print media. Mr. Rosenfeld has served as a member of our board of directors during April 2014 and since June 2014. Mr. Rosenfeld’s knowledge of our business and the emerging medical marijuana industry has led our board of directors to conclude that he should continue to serve as a director. We believe that Mr. Rosenfeld’s background in the financial services industry provides us with important guidance as we seek to access US capital markets and qualifies him to serve on our board of directors.

40

Art Friedman. Mr. Friedman, who was appointed as a director on October 1, 2014, has served as Owner/Principal of Triple J Management Services, which specializes in consulting and professional services for the alcoholic beverage industry. Art was most recently President and CEO of Gold Coast Beverage Distributors, a position he held for the last 10 years of his 23 years with the company. During his tenure as President/CEO, Gold Coast more than tripled sales revenue and increased EBITDA by more than five-fold. Over the same period, Mr. Friedman led significant market share gains through organic growth as well as consolidating wholesaler acquisitions. Mr. Friedman began his career with General Foods Corporation, now part of Kraft Foods. He has served on the distributor advisory councils of Diageo-Guinness, Heineken USA, InBev and Miller-Coors. Mr. Friedman graduation Cum Laude with a Bachelor of Science in Business Management from the University of Florida, Warrington School of Business. We believe that Mr. Friedman’s background as an advisor in the area of business management and his experience in operating, growing and advising companies provides us with the requisite skills and qualifications to serve on our board.

Alex McLaren, MD. Dr. McLaren, who has served as a director since October 1, 2014, serves as the Program Director for the Banner Orthopedic Residency Program and has served in that capacity throughout the past five years. After graduating from Queen’s University School of Medicine, Kingston, Ontario, Canada in 1977, Dr. McLaren completed an orthopedic residency at the University of Western Ontario in 1982 and a fellowship at the University of Southern California in 1983. Dr. McLaren is first and foremost an orthopedic educator and researcher whose career has included teaching, research and administration of educational programs. His clinical interest includes orthopedic infections, revision arthroplasty and complex musculoskeletal trauma. With hundreds of publications, numerous grand-funded projects, and medical association postings, Dr. McLaren has established a prized reputation in his field. We believe that Dr. McLaren’s Services provided to numerous organizations and provides us with the requisite skills and qualifications to serve on our board.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Board of Directors and Board Committees

Our board currently consists of four directors. Our board has established the following committees: a compensation committee, and plans to establish an Audit Committee and a Nominating and Corporate Governance Committee before the end of 2015. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Two of our four board members are independent. The board has determined that each of Messrs. Friedman and Rosenfeld are independent directors pursuant to the requirements of Nasdaq.

Compensation Committee

Messrs. Friedman and Rosenfeld and Dr. McLaren serve on our compensation committee. Mr. Friedman, an independent director, is the chair of the compensation committee. The committee is responsible for discharging the board’s responsibility relating to compensation of our executive officers and directors, evaluating the performance of our executive officers in light of our goals and objectives and recommending to the board for approval our compensation plans, policies and programs.

Code of Ethics

We have adopted a code of business conduct and ethics as part of our Employee Handbook that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

41

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us for the years ended December 31, 2014 and 2013 for each individual serving as our principal executive officer during such year.

2014 Summary Compensation Table

Name and principal position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Bryan McLaren, Chief Executive Officer	2014	$69,845	-	-	-	-	-	-	$69,845
and President (1)	2013	-	-	-	-	-	-	-	-

Marc Brannigan, President and	2014	70,113	-	-	-	-	-	32,500	102,613
Chief Executive Officer (2)	2013	25,250	-	40,000	-	-	-	-	65,250

(1)	Mr. McLaren was appointed as our Chief Executive Officer and President on March 30, 2014.
(2)	Mr. Brannigan resigned as an executive officer of our company on March 30, 2014. Mr. McLaren replaced him as Chief Executive Officer and President on the same date. 2014 compensation includes payments of $32,500 to a company owned by Mr. Brannigan. 2013 compensation includes the issuance of 1,667 shares of common stock at $24.00 per share.

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

On July 31, 2014, we entered into an employment agreement with Mr. McLaren pursuant to which we agreed to pay Mr. McLaren an annual salary of $120,000. In addition, Mr. McLaren may elect to receive an option to purchase up to 25,000 shares our common stock per year of completed service. The employment agreement has a term of 10 years. Pursuant to the terms of Mr. McLaren’s employment agreement, we may terminate the agreement upon a change of control with 90 days’ written notice.

On May 1, 2015, we entered into an employment agreement with Ms. Haugland pursuant to which we agreed to employ Ms. Haugland as our Chief Operating Officer and to pay Ms. Haugland an annual salary of $100,000, plus 15,000 shares of our common stock for the first year of her employment. Thereafter, her compensation shall be determined by the compensation committee. In addition, Ms. Haugland received a signing bonus of an option to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. Ms. Haugland also is entitled to participate in any bonus program implemented by the compensation committee for senior executives, and in any executive stock award plan adopted by the board of directors. In addition, Ms. Haugland will also be granted 250,000 shares from our employee stock option plan, over a five-year period, with 50,000 shares being granted each year beginning on the first anniversary of entry into the employment agreement.

Ms. Haugland’s employment agreement has a term of five years, and automatically renews for successive one-year terms unless either party to the agreement gives written notice of termination at least 60 days prior to the expiration of the then current term. The employment agreement may be terminated by us (i) at any time for cause, (ii) at any time without cause upon 30 days’ advance notice to Ms. Haugland, and (iii) at any time during the probationary period. The agreement may be terminated by Ms. Haugland (i) at any time with 30 days’ advance notice to us, (ii) at any time if we materially breach the agreement and fails to cure the breach within 30 days of written notice of the breach, provided that Ms. Haugland has given notice of the breach within 90 days after she has knowledge of such breach and we did not have cause to terminate Ms. Haugland at the time such breach occurred. In addition, the employment agreement will terminate automatically if Ms. Haugland does not accept assumption of the agreement by, or an offer of employment from, a purchaser of all or substantially all of our assets.

If Ms. Haugland’s employment is terminated by us without cause, or pursuant to the provisions relating to material breach of the agreement by us, in either case other than within two years after a change of control, we will continue to pay Ms. Haugland’s annual salary for the duration of the initial five-year term or any renewal term.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of December 31, 2014.

42

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation of Directors

Each non-employee director receives 10,000 shares of our common stock per year of service. Mr. McLaren does not receive any additional compensation for his service as a member of our board of directors.

2014 Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Irvin Rosenfeld	-	$10,000	-	-	-	-	$10,000
Art Friedman	-	10,000	-	-	-	-	10,000
Alex McLaren	-	10,000	-	-	-	-	10,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Safford Note

In December 2013, the Company closed a Note Purchase and Loan Participation Assignment Agreement (“Note Purchase Agreement”) with and amongst MAC CAM LLC, a company partially owned by Marc Brannigan, the Company’s former president, Cumbre Investments LLC, a company owned by Duke Rodriguez (formerly a principal stockholder), a third party entity, and four individual investors who are related parties (Marc Brannigan, Duke Rodriguez, Christopher Carra and Alan Abrams), and a third party, pursuant to which the Company issued 8,333 shares of common stock of the Company and two convertible promissory notes (see convertible Notes Payable below) in total amount of $170,000 to purchase a Promissory Note (referred to as the “Safford Note”), dated February 19, 2013, in the original principal amount of $209,400 and with a maturity date of February 1, 2018, which is secured by a Mortgage/Deed of Trust on Real Property recorded March 5, 2013 in Document No. 2013-01174, of the Official Records of the County Recorder of Graham County, Arizona. On March 12, 2014, the Safford Note was paid to us and we received a cash payment of $210,500.

Convertible Notes Payable

From September 2013 to December 2013, the Company borrowed funds from MAC CAM, a limited liability company partially owned by the Company’s former President, in the aggregate amount of $159,413 to cover its daily operations, including but not limited to, consulting and advisory fees, accounting fees, legal fees, compliance fees and others general and administrative expenses. The borrowings were evidenced by four convertible promissory notes, dated on September 30, 2013 (“September Note”), October 31, 2013 (“October Note”), November 30, 2013 (“November Note”) and December 31, 2013 (“December Note”).

The September Note and October Note accrued annual interest at 8% per annum and the November Note and December Note accrued interest at 10% per annum. In connection with the September Note and October Note, the holder of the Notes has an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $6.00 per common share, respectively. In connection with the November Note and December Note, the holder of the Notes has an option to convert all or any portion of unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $12.00 per common share, respectively. We evaluated whether or not these convertible notes contained embedded conversion options, which meet the definition of a derivatives under ASC Topic 815. We concluded that since the convertible notes had fixed conversion prices, the convertible notes were not derivative instruments. We analyzed this provision under ASC Topic 815 and therefore it qualified as equity under ASC Topic 815. The convertible notes were considered to have embedded beneficial conversion features (BCF) because the effective conversion price was less than the fair value of the Company’s common stock on the respective note dates. The convertible notes were fully convertible at the issuance date. Accordingly, the intrinsic value of the beneficial conversion features were calculated to be $128,406 and was recorded as a debt discount and was amortized over the respective note term. For the years ended December 31, 2014 and 2013, amortization of debt discount related to these convertible notes amounted to $79,121 and $49,285, respectively, and has been included in interest expense – related party on the accompanying consolidated statements of operations. On March 5, 2014, we issued a total of 22,942 shares of common stock of the Company to settle all principal and interest obligations pursuant to these convertible notes payable.

43

On December 9, 2013, in connection with the Note Purchase Agreement discussed above, we issued a convertible promissory note in the amount of $85,000 to MAC CAM. The Note bear an interest rate of 10% per annum and was due on December 9, 2014, pursuant to which the holders of the Notes have an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors, at 50% of the market bid price of the common stock on the demand date for conversion. Pursuant to ASC Topic 470-20-525 (Debt with conversion and other options), since this convertible note had fixed conversion percentages of 50% of the stock price, we determined it had a fixed monetary amount that can be settled for the debt. Accordingly, at December 31, 2013, we recorded an embedded conversion option liability amounting to $85,000 on the accompanying consolidated balance sheet since this convertible note is convertible for the conversion premium and recorded interest expense – related party of $85,000. At December 31, 2013, principal amount due under this convertible note amounted to $85,000. On January 29, 2014, MAC CAM fully converted this note and all unpaid interest into 720 shares of the Company’s common stock. Accordingly, on the date of conversion, the embedded conversion option liability of $85,000 was reclassified to additional paid-in capital.

On August 20, 2014, we received $500,000 from Greg Johnston, a beneficial stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2014, the principal and accrued interest balances due and owing under this Debenture is $500,000 and $12,542, respectively. As of September 30, 2015, the principal and accrued interest balances due and owing under this Debenture is $500,000 and $38,792, respectively.

Notes Payable - Related Party

On January 31, 2014, we received $200,387 from Alan Abrams, a beneficial stockholder. Pursuant to the terms of the loan, the loan bears interest at 10% and is due on February 14, 2014. On February 11, 2014, the balance due was repaid in full.

Preferred Stock Issuance

On December 20, 2013, the board of directors of the Company approved the issuance of 700,000 shares of preferred stock to MAC CAM for professional services in connection with setting up the business with respect to commercial properties acquisition and management that face unique zoning challenges, and running the daily operations of the Company. The 700,000 shares of preferred stock are not convertible into any other class or series of stock, the holder of which are entitled to 50 votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. On July 22, 2014, these 700,000 shares were redeemed by the Company under an agreement with the stockholder at a cost of $700.

On July 22, 2014, the board of directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s preferred stock. The Company simultaneously accepted a subscription agreement from Gregory Johnston, a beneficial stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock.

Related party lease agreements

During 2014, we entered into three lease agreements with non-profit companies whose director, Alan Abrams, is a beneficial stockholder of the Company. For the year ended December 31, 2014, rental income associated with these three leases amounted to $110,527. Additionally, for the year ended December 31, 2014, in connection with a lease with a company owned by Alan Abrams, a beneficial stockholder of the Company, the Company recorded rental income of $30,000. For the nine months ended September 30, 2015, rental income associated with these three leases amounted to $299,329. Additionally, for the nine months ended September 30, 2015, in connection with a lease with a company owned by Alan Abrams, a beneficial stockholder of the Company, the Company recorded rental income of $150,000.

In August 2015, we entered into two lease agreements with a company owned by Alan Abrams, a beneficial stockholder of the Company, to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase. For the nine months ended September 30, 2015 and 2014, rental income associated with these related party leases amounted to $176,040 and $0, respectively.

44

At September 30, 2015 and December 31, 2014, deferred rent receivable – related party amounted to $220,649 and $28,027, respectively.

Rental property acquisition

On January 29, 2014, we entered into the Ultra Agreement with Ultra Health, pursuant to which we were to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Ultra Health is a related party due to common ownership and investments made with Alan Abrams, a beneficial stockholder of the Company. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, we became a party to a certain case brought in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (the “Defendants”), Case No. CV-2015-004225, wherein we alleged, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which we relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. We review our rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, we determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000. On July 9, 2015 and effective August 1, 2015, as discussed elsewhere herein, we entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases.

On April 4, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, our subsidiary, Green Valley Group LLC entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which we acquired the property located in Green Valley, AZ for a purchase price of $400,000.

On May 28, 2014, we entered into a purchase agreement with Ultra Health pursuant to which we acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000.

On August 12, 2014, we entered into a real estate purchase agreement with a company owned by Duke Rodriguez, who became a beneficial stockholder of the Company in July 2015, pursuant to which we acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000. Pursuant to a settlement agreement as discussed above and elsewhere herein, we transferred title to this property to Defendants.

Agreement with CFO OnCall

Effective October 1, 2015 we entered into an agreement with CFO Oncall pursuant to which Adam Wasserman serves as our Chief Financial Officer. Under the agreement, CFO Oncall is to assist us with the timely preparation and assembly of our annual audit, and our quarterly and annual filings with the SEC, assisting with other public filings, summarizing adjusting entries relating to non-monetary transactions, assistance in communicating with our board of directors and attendance at board meetings, assistance with investor relations and assistance with staff training. For its services, we have agreed to pay CFO Oncall (a) a base cash fee of $4,500 per month, (b) an additional cash fee of $2,000 per month (which is deferred until the earlier of April 1, 2016 or our receipt of the proceeds of a capital raise, at which time the additional fee is increased to $6,500 per month and (c) $3,500 per month payable in shares of our common stock valued at the lesser of the share price from the most recent capital raise and 60% of the bid price for our common stock on the last day of the preceding fiscal quarter. Effective October 1, 2015 we issued 19,600 shares of common stock to CFO Oncall in satisfaction of required share issuances through December 31, 2015 (17,500 shares of which was issued as a bonus determined by the Company).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

45

EXPERTS

The consolidated financial statements of Zoned Properties, Inc. as of December 31, 2014 and 2013, and for the years ended December 31, 2014 and 2013, included in this prospectus, have been included herein in reliance on the report by D. Brooks and Associates CPA’s, P.A., our independent public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

The Company’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.zonedproperties.com. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of these filings, at no cost, by writing to us at Zoned Properties, Inc., 14300 N. Northsight Blvd., #208, Scottsdale, Arizona 85260, Attention: President, or telephoning us at (877) 360-8839.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file with or furnish to the SEC periodic reports, proxy and information statements and other information. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and will post on our website our quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

46

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Zoned Properties, Inc

We have audited the accompanying consolidated balance sheets of Zoned Properties, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. Zoned Properties, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zoned Properties, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

D. Brooks and Associates CPA's, P.A.

West Palm Beach, Florida

October 1, 2015

D. Brooks and Associated C.PA’s, P.A. – 319 Clematis Street Suite 318, West Palm Beach FL 33401 - (954) 592-2507

F-2

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS
Cash	$1,066,377	$11,964
Rental properties, net	8,499,705	-
Note receivable	-	170,000
Deferred rent receivable - related party	28,027	-
Real estate tax escrow	39,122	-
Prepaid expenses and other current assets	175,313	101,076
Property and equipment, net	45,940	-
Security deposits	7,024	-

TOTAL ASSETS	$9,861,508	$283,040

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES:
Mortgage payable	$2,100,000	$-
Convertible note payable, net	500,000
Convertible note payable, net - related party	500,000	165,292
Convertible notes payable	-	85,000
Embedded conversion options	-	85,000
Embedded conversion options - related party	-	85,000
Accounts payable	27,835	-
Accrued expenses	57,837	14,234
Accrued expenses - related parties	47,959	-
Security deposits payable	18,100	-

Total Liabilities	3,251,731	434,526

Commitments (See Note 10)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.001 par value, 5,000,000 shares authorized; 2,000,000 and 700,000 shares issued and outstanding at December 31, 2014 and 2013, respectively ($1.00 per share liquidation preference)	2,000	700
Common stock: $.001 par value, 100,000,000 shares authorized; 18,676,304 and 156,969 issued and outstanding at December 31, 2014 and 2013, respectively	18,676	157
Additional paid-in capital	18,912,548	6,426,738
Subscription receivable	(4,000)	-
Accumulated deficit	(12,319,447)	(6,579,081)

Total Stockholders' Equity (Deficit)	6,609,777	(151,486)

Total Liabilities and Stockholders' Equity (Deficit)	$9,861,508	$283,040

See accompanying notes to consolidated financial statements.

F-3

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2014	2013

REVENUES:
Rental revenues	$327,387	$-
Rental revenues - related parties	140,527	-

Total Revenues	467,914	-

OPERATING EXPENSES:
Compensation and benefits	3,918,440	274,161
Professional fees	932,510	173,186
General and administrative expenses	148,157	43,889
Depreciation and amortization	99,822	-
Property operating expenses	75,069	-
Real estate taxes	63,447	-
Consulting fees - related parties	35,417	80,000
Impairment loss on building - related party	675,000	-

Total Operating Expenses	5,947,862	571,236

LOSS FROM OPERATIONS	(5,479,948)	(571,236)

OTHER INCOME (EXPENSES):
Interest expenses	(143,789)	(85,000)
Interest expenses - related parties	(157,649)	(135,769)
Other income, net	41,020	-

Total Other Expenses, net	(260,418)	(220,769)

LOSS BEFORE INCOME TAXES	(5,740,366)	(792,005)

PROVISIONS OF INCOME TAXES	-	-

NET LOSS	$(5,740,366)	$(792,005)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.72)	$(14.40)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	7,931,701	54,998

See accompanying notes to consolidated financial statements.

F-4

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

					Additional			Total Stockholders'
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Equity
	# of Shares	Amount	# of Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balance, December 31, 2012	$-	$-	11,551	$12	$5,624,314	$-	$(5,787,076)	$(162,750)

Common stock issued to former chief executive office for assumption of liability	-	-	125,000	125	149,875	-	-	150,000

Common stock issued for services and future services	-	-	20,418	20	336,480	-	-	336,500

Preferred stock issued for services and future services and control premium	700,000	700	-	-	187,663	-	-	188,363

Beneficial conversion feature on convertible debt	-	-	-	-	128,406	-	-	128,406

Net loss	-	-	-	-	-	-	(792,005)	(792,005)

Balance, December 31, 2013	700,000	700	156,969	157	6,426,738	-	(6,579,081)	(151,486)

Redemption of preferred shares	(700,000)	(700)	-	-	-	-	-	(700)

Issuance of preferred shares for cash and control premium	2,000,000	2,000	-	-	3,365,000	-	-	3,367,000

Common stock issued for services	-	-	7,083	7	730,181	-	-	730,188

Sale of common stock for cash	-	-	18,535,897	18,536	7,859,834	(4,000)	-	7,874,370

Common stock issued upon conversion of convertible debt and related interest	-	-	24,382	24	396,859	-	-	396,883

Common stock issued for land acquisition	-	-	139	-	16,667	-	-	16,667

Common shares previously issued for services cancelled	-	-	(24,500)	(24)	(52,755)	-	-	(52,779)

Cancellation of common shares previously issued for convertible debt	-	-	(23,666)	(24)	24	-	-	-

Reclassification of embedded conversion option	-	-	-	-	170,000	-	-	170,000

Net loss	-	-	-	-	-	-	(5,740,366)	(5,740,366)

Balance, December 31, 2014	2,000,000	$2,000	18,676,304	$18,676	$18,912,548	$(4,000)	$(12,319,447)	$6,609,777

See accompanying notes to consolidated financial statements.

F-5

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,740,366)	$(792,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	99,821	-
Stock-based compensation	4,100,344	423,787
Deferred rent receivable - related parties	(28,027)	-
Amortization of debt discount	142,564	219,285
Impairment loss on building - related party	675,000	-
Gain on sale of note receivable	(41,020)	-
Change in operating assets and liabilities:
Real estate tax escrow	(39,122)	-
Prepaid expenses and other assets	(132,171)	-
Security deposits	(7,024)	-
Accounts payable	27,835	-
Accrued expenses	43,603	1,484
Accrued expenses - related parties	51,984	-
Security deposits payable	18,100	-

NET CASH USED IN OPERATING ACTIVITIES	(828,479)	(147,449)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from note receivable	211,020	-
Acquisition of land	(3,193,000)	-
Acquisition of buildings and improvements	(6,062,980)	-
Acquisition of property and equipment	(47,819)	-

NET CASH USED IN INVESTING ACTIVITIES	(9,092,779)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	7,874,371	-
Proceeds from sale of preferred stock	2,000	-
Redemption of preferred stock	(700)	-
Proceeds from convertible note payable	500,000	-
Proceeds from convertible note payable - related party	500,000	159,413
Proceeds from related party loan	200,387	-
Repayment of related party loan	(200,387)	-
Proceeds from mortgage payable	2,100,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,975,671	159,413

NET INCREASE IN CASH	1,054,413	11,964

CASH, beginning of year	11,964	-

CASH, end of year	$1,066,377	$11,964

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest
Interest	$142,914	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for land	$16,667	$-
Issuance of common stock for convertible debt and interest	$396,883	$-
Reclassification of embedded conversion option on convertible debt to paid-in capital upon conversion	$170,000	$-
Issuance of common stock for future services	$240,000	$109,500
Common stock issued for assumption of liability	$-	$150,000
Increase in note receivable for convertible debt	$-	$170,000

See accompanying notes to consolidated financial statements.

F-6

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Organization

Zoned Properties, Inc., formerly Vanguard Minerals Corp. (the “Company”) was incorporated in the State of Nevada on August 25, 2003. On May 2, 2006, the Company changed its name to Knewtrino, Inc. On August 10, 2007, the Company changed its name to Vanguard Minerals Corporation. On October 2, 2013, the Company changed its name to Zoned Properties Inc. to reflect its maturing business model that focuses on commercial property acquisition and development.

In September 2013, the Company issued the former CEO of the Company, 125,000 shares of common stock of the Company, representing approximately 91.54% of the issued and outstanding voting power of the Company, in exchange for his assumption of liabilities of the Company amounting to $150,000. The transaction resulted in a change in control of the Company.

Concurrently with the change in control of the Company, the Company became a strategic real estate investment firm whose primary focus is acquiring commercial properties that face unique zoning challenges. The Company acquires properties that have the potential to increase value within their surrounding communities. The Company’s goal is to manage a portfolio of properties that it will own and lease, and to provide oversight on each managed property.

During 2014, the Company incorporated the following wholly-owned limited liability companies:

●	Gilbert Property Management, LLC was organized in the State of Arizona on February 10, 2014.

●	Tempe Industrial Properties, LLC was organized in the State of Arizona on February 19, 2014.

●	Chino Valley Properties, LLC was organized in the State of Arizona on April 15, 2014.

●	Kingman Property Group, LLC was organized in the State of Arizona on April 15, 2014.

●	Green Valley Group, LLC (“Green Valley”) organized in the State of Arizona on April 15, 2014.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

On May 12, 2014, a 1–for-120 reverse stock split was declared effective for stockholders of record on May 12, 2014. All share and per share amounts have been retroactively restated in the accompanying consolidated financial statements and related notes to reflect this stock split.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates for the years ended December 31, 2014 and 2013 include the useful life of rental properties, property and equipment, assumptions used in assessing impairment of long-term assets, valuation allowances for deferred tax assets, and the fair value of non-cash equity transactions.

F-7

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Fair value of financial instruments and fair value measurements

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, note receivable, deferred rent receivable, prepaid expenses and other current assets, real estate tax escrow, short-term notes payable, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short-term maturity of these instruments.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC Topic 820.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts a significant portion of its business in Arizona. Consequently, any significant economic downturn in the Arizona market could potentially have an effect on the Company’s business, results of operations and financial condition.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. The Company had no cash equivalents at December 31, 2014 or 2013, respectively. At December 31, 2014, the Company had approximately $750,000 of cash in excess of FDIC limits.

Accounts receivable

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in general and administrative expense.

Real Estate Tax Escrow

Real estate tax escrow consists of funds held for the purpose of real estate taxes owed. These funds will be released as required to satisfy tax payments as due.

F-8

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Rental Properties

Rental properties are carried at cost less accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred. Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments. The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions. The Company records acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value. The Company amortizes acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases is included as a component of depreciation and amortization. For the year ended December 31, 2014 and 2013, there was no amortization of acquired in-place leases.

The Company’s properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If the Company’s estimates of the projected future cash flows, anticipated holding periods, or market conditions change, the Company’s evaluation of impairment losses may be different and such differences could be material to its consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. For the year ended December 31, 2014, the Company recorded an impairment loss of $675,000 related to the purchase of a modular building from a company owned by a shareholder who became a beneficial stockholder in July 2014 (see Note 3).

The Company has capitalized land, which is not subject to depreciation.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives. The Company uses a five year life for office equipment, seven years for furniture and fixtures, and 5 to 10 years for vehicles. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Debt Discount

The Company records debt discounts in connection with raising funds through the issuance of debt. These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-9

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount. When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Revenue Recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases. We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net. Beginning in 2014, the Company began generating revenues from the non-residential rental properties.

Certain of the Company’s leases currently contain rental increases at specified intervals. The Company records as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts, the Company records a direct write-off of the specific rent receivable. No such reserves related to deferred rent receivable have been recorded as of December 31, 2014 or 2013. For the year ended December 31, 2014, in connection with certain related party leases, the Company only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, the Company transferred title to its Bernalillo, New Mexico and the respective related party lease as part of a settlement agreement (See Note 12), and cancelled a related party lease in June 2015.

Basic Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. All potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	December 31, 2014	December 31, 2013
Convertible debt	200,000	3,464,204

Segment Reporting

The Company’s business is comprised of one reportable segment. The Company has determined that its properties have similar economic characteristics to be aggregated into one reportable segment (operating, leasing and managing commercial properties). The Company’s determination was based primarily on its method of internal reporting.

Income Tax

Deferred income tax assets and liabilities arise from temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

F-10

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Income Tax (continued)

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a "more-likely-than-not" threshold. As of December 31, 2014 and 2013, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued an update ("ASU 2014-09") Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In June 2014, the FASB issued an update (“ASU 2014-12”) to ASC Topic 718, Compensation – Stock Compensation. ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting. ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015. The Company is currently evaluating the impact of the adoption of ASU 2014-12 on its consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

F-11

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Recently Issued Accounting Pronouncements (continued)

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – RENTAL PROPERTIES

On January 22, 2014, the Company entered into a real estate purchase agreement with a stockholder, pursuant to which the Company acquired land located in Gilbert, Arizona for $266,667, of which $250,000 was paid in cash, and $16,667 was paid by issuing 139 shares of common stock of the Company at an agreed price of $120 per share based on recent sales of the Company’s common stock in a private placement.

On January 29, 2014, the Company entered into a purchase and consulting agreement (the “Ultra Agreement”) with Ultra Health, LLC, a related party due to common ownership and investments made by beneficial stockholders of the Company (“Ultra Health”), pursuant to which the Company was to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. The Company reviews it rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, the Company determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000. On August 1, 2015, the Company settled this lawsuit (see Note 12).

On March 7, 2014, the Company entered into a real estate purchase agreement with Maryland LLC, an Arizona limited liability company, pursuant to which the Company acquired land and a building located in Tempe, Arizona, for total payment of $4,600,000, of which $2,500,000 was paid by cash, and a $2,100,000 promissory note from Maryland LLC. The transaction was completed and the title of the land was transferred to the Company (See Note 7). Subsequent to the purchase, the Company spent $206,370 on building improvements and equipment.

On April 4, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez who became a beneficial stockholder of the Company in July 2014 (“Duke Rodriguez”), pursuant to which the Company acquired the property located in Green Valley, AZ for a purchase price of $400,000.

On May 28, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000. Subsequent to the purchase, the Company spent $27,538 in improvements.

On August 12, 2014, the Company entered into a real estate purchase agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000. Pursuant to a settlement agreement (see Note 12), the Company will transfer title to this property to Defendants.

F-12

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

At December 31, 2014 and 2013, rental properties, net consisted of the following:

Description	Useful Life (Years)	2014	2013
Building and building improvements	39	$5,364,815	$-
Land	-	3,209,668	-
Equipment	7	23,164	-
Rental properties, at cost		8,597,647	-
Less: accumulated depreciation		(97,942)	-
Rental properties, net		$8,499,705	$-

For the years ended December 31, 2014 and 2013, depreciation and amortization of rental properties amounted to $97,942 and $0, respectively.

NOTE 4 - PROPERTY AND EQUIPMENT

At December 31, 2014 and 2013, property and equipment consisted of the following:

Description	Useful Life (Years)	2014	2013
Vehicle and site trailers	5 – 10	$42,555	$-
Office furniture and equipment	5 – 7	5,264	-
		47,819	-
Less: accumulated depreciation		(1,879)	-

Property and equipment, net		$45,940	$-

For the years ended December 31, 2014 and 2013, depreciation expense amounted to $1,879 and $0, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

(A) Note receivable- related party

On December 9, 2013, the Company entered into a Note Purchase and Loan Participation Assignment Agreement (the “Note Purchase Agreement”) with and amongst MAC CAM LLC, a limited liability company (“MAC CAM”), partially owned by the Company’s former President, a third party entity, and five individuals two of which are considered related parties, pursuant to which the Company issued two convertible promissory notes ($85,000 to MAC CAM and $85,000 to a stockholder) aggregating $170,000 to purchase a Promissory Note dated February 19, 2013, in the original principal amount of $209,400 and with a maturity date of February 1, 2018, which is secured by a Mortgage/Deed of Trust on Real Property recorded March 5, 2013 in Document No. 2013-01174, of the Official Records of the County Recorder of Graham County, Arizona. On March 12, 2014, the Company sold this note for a cash payment of $210,500. For the year ended December 31, 2014, the Company reported a gain of $41,020 which is reflected as other income on the accompanying consolidated statements of operations.

(B) Convertible notes payable – related parties

From September 2013 to December 2013, the Company borrowed funds from MAC CAM, in the aggregate amount of $159,413 to cover its daily operations, including but not limited to, consulting and advisory fees, accounting fees, legal fees, compliance fees and others general and administrative expenses. The borrowings were evidenced by four convertible promissory notes, dated on September 30, 2013 (“September Note”), October 31, 2013 (“October Note”), November 30, 2013 (“November Note”) and December 31, 2013 (“December Note”).

F-13

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(B) Convertible notes payable – related parties (continued)

The September Note and October Note accrued annual interest at 8% per annum and the November Note and December Note accrued interest at 10% per annum. In connection with the September Note and October Note, the holder of the Notes has an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $6.00 per common share, respectively. In connection with the November Note and December Note, the holder of the Notes has an option to convert all or any portion of unpaid principal balance of the Notes into the common stock of the Company or its successors at fixed conversion prices of $6.00 and $12.00 per common share, respectively. The Company evaluated whether or not these convertible notes contained embedded conversion options, which meet the definition of a derivatives under ASC Topic 815. The Company concluded that since the convertible notes had fixed conversion prices, the convertible notes were not derivative instruments. The Company analyzed this provision under ASC Topic 815 and therefore it qualified as equity under ASC Topic 815. The convertible notes were considered to have embedded beneficial conversion features (BCF) because the effective conversion price was less than the fair value of the Company’s common stock on the respective note dates. The convertible notes were fully convertible at the issuance date. Accordingly, the intrinsic value of the beneficial conversion features were calculated to be $128,406 and was recorded as a debt discount and was amortized over the respective note term. For the years ended December 31, 2014 and 2013, amortization of debt discount related to these convertible notes amounted to $79,121 and $49,285, respectively, and has been included in interest expense – related party on the accompanying consolidated statements of operations. On March 5, 2014, the Company issued a total of 22,942 shares of common stock of the Company to settle all principal and interest obligations pursuant to these convertible notes payable (see Note 8 (I)).

On December 9, 2013, in connection with the Note Purchase Agreement, the Company issued a convertible promissory note in the amount of $85,000 to MAC CAM. The note bears an interest rate of 10% per annum and was due on December 9, 2014, pursuant to which the holders of the Notes have an option to convert all or any portion of the accrued interest and unpaid principal balance of the Notes into the common stock of the Company or its successors, at 50% of the market bid price of the common stock on the demand date for conversion. Pursuant to ASC Topic 470-20-525 (Debt with conversion and other options), since this convertible note had fixed conversion percentages of 50% of the stock price, the Company determined it had a fixed monetary amount that can be settled for the debt. Accordingly, at December 31, 2013, the Company recorded an embedded conversion option liability amounting to $85,000 on the accompanying consolidated balance sheet since this convertible note is convertible for the conversion premium and recorded interest expense – related party of $85,000. At December 31, 2013, principal amount due under this convertible note amounted to $85,000. On January 29, 2014, MAC CAM fully converted this note and all unpaid interest into 720 shares of the Company’s common stock (see Note 8(I). Accordingly, on the date of conversion, the embedded conversion option liability of $85,000 was reclassified to additional paid-in capital.

On August 20, 2014, the Company received $500,000 from a beneficial common stockholder who also holds 50% of the issued preferred stock pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2014, the principal balance due and owing under this Debenture is $500,000. As of December 31, 2014, accrued interest payable amounted to $12,542 and is included in accrued expenses – related parties on the accompanying consolidated balance sheet.

At December 31, 2014 and 2013, aggregate convertible notes payable – related parties consisted of the following:

	December 31, 2014	December 31, 2013
Convertible notes payable – related parties	$500,000	$244,413
Less: debt discount	-	(79,121)
Total	500,000	165,292
Less: current portion of convertible notes payable–related parties	-	(165,292)
Convertible notes payable – related parties – long-term	$500,000	$-

(C) Note payable - related party

On January 31, 2014, the Company received $200,387 from a beneficial stockholder of the Company. Pursuant to the terms of the loan, the loan bears interest at 10% and was due on February 14, 2014. On February 11, 2014, the balance due was repaid in full.

(D) Preferred stock

On December 20, 2013, the Board of Directors of the Company approved the issuance of 700,000 shares of preferred stock to MAC CAM (See Note 8).

F-14

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(D) Preferred stock (continued)

On July 22, 2014, the Board of Directors of the Company accepted a subscription agreement from the McLaren Family LLLP (“MFT”), whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO, Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. In addition to a beneficial ownership of common stock, MFT holds 50% of the current Preferred Stock that controls the Company.

On July 22, 2014, the Company accepted a subscription agreement from Gregory Johnston, a beneficial shareholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000 (See Note 8). In addition to a beneficial ownership of common stock, Mr. Johnston holds 50% of the current Preferred Stock that controls the Company.

In connection with the issuance of super voting control preferred stock on December 20, 2013 and July 22, 2014 (herein referred to as the “Valuation Dates”, the Company assessed the fair value of the issued preferred stock issued to a MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. The Company utilized the market approach, on the valuation dates, and for the years ended December 31, 2014 and 2013, the Company recorded stock-based compensation of $3,365,000 and $188,363, respectively (See Note 8).

(E) Employment agreement

On July 31. 2014, the Company entered into a 10 year employment agreement with a beneficial stockholder of the Company, for annual compensation of $85,000. The Company may also grant this employee/beneficial stockholder stock options of up to 20,000 shares per year for completed service and may receive a bonus at the discretion of the Company’s board of directors. Additionally, as part of the employment agreement, the Company entered into a gold parachute agreement with this employee/beneficial stockholder which expires on December 31, 2039, unless terminated earlier as defined in the agreement, whereby, no benefits under this agreement shall be payable unless there is a change in control of the Company. At December 31, 2014, amounts due to this employee/beneficial stockholder under this agreement amounted to $35,417, which has been included in accrued expenses – related parties on the accompanying consolidated balance sheet. In addition to other terms in the agreement, upon a change in control of the Company as defined in the agreement, if employment by the Company shall be terminated (a) by the Corporation other than for cause, retirement or disability or (b) by this employee for good reason, then he shall be entitled to the benefits provided below:

(a). The Company shall pay this employee/beneficial stockholder his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which he is entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided, and

(b). In lieu of any further salary payments to the employee/beneficial stockholder for periods subsequent to the Date of Termination, the Company shall pay as severance pay to him a lump sum severance payment (the "Severance Payment”) equal to five times the sum of his annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination.

(F) Related party lease agreements

During 2014, the Company entered into three lease agreements with non-profit companies whose director is a beneficial stockholder of the Company. For the year ended December 31, 2014, rental income associated with these three leases amounted to $110,527. At December 31, 2014, deferred rent receivable – related party amounted to $28,027. Additionally, for the year ended December 31, 2014, in connection with a lease with a company owned by a beneficial stockholder of the Company, the Company recorded rental income of $30,000.

(G) Rental property acquisition

On January 29, 2014, the Company entered into the Ultra Agreement with Ultra Health, pursuant to which the Company was to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. The Company reviews it rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, the Company determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000. On August 1, 2015, the Company settled this lawsuit (see Note 12).

F-15

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(G) Rental property acquisition (continued)

On April 4, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired a modular building in Green Valley, Arizona for total payment of $87,073.

On May 28, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000.

On August 12, 2014, the Company entered into a real estate purchase agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000.

On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Green Valley, AZ for a purchase price of $400,000.

(H) Common stock issued for cash

In July 2014, the Company sold 8,750,000 shares of common stock to beneficial shareholders at a price of $0.01 per share for proceeds of $87,500. Additionally, in August 2014, the Company sold 1,000,000 shares of common stock to a beneficial shareholder at a price of $1.00 per share for proceeds of $1,000,000. (See Note 8(F).

(I) Common stock issued to chief executive officer for assumption of liability/change of control

On September 1, 2013, the Company issued 125,000 shares of common stock at $1.20 per share to Marc Brannigan, the Company’s former chief executive officer for the assumption of a liability of $150,000. At September 1, 2013, the 125,000 shares of common stock represented approximately 91.54% of the issued and outstanding voting power of the Company. The transaction resulted in a change in control of the Company. On April 14, 2014, the former chief executive officer of the Company returned 21,583 of such of common shares to the Company. The shares were cancelled and accounted for at par value of $0.001 per share.

(J) Common stock issued for services

On December 9, 2013, the Board of Directors of the Company approved the issuance of a total of 8,334 shares of common stock to 3 members of MAC CAM, a related party, (5,000 shares) and two individuals (3,334 shares) in connection with the purchase of a note receivable (see Note 5(A)). The fair value of this stock issuance was determined using the trading price of the Company’s common stock on the grant date and amounted to $200,000 or $24 per common share.

On February 10, 2014, the Company issued 2,083 shares of common stock to the chief executive officer of the Company for services rendered. The shares were valued at their fair value of $250,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. In July 2014, the 2,083 shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share. In connection with these shares, for the year ended December 31, 2014, the Company recorded stock-based compensation expense of $250,000.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On December 9, 2013, in connection with the Note Purchase Agreement, the Company issued a convertible promissory note in the amount of $85,000 to a stockholder of the Company. The Note bear an interest rate of 10% per annum and was due on December 9, 2014, pursuant to which the holder of the Note has an option to convert all or any portion of the accrued interest and unpaid principal balance of the Note into the common stock of the Company or its successors, at 50% of the market bid price of the common stock on the demand date for conversion. Pursuant to ASC Topic 470-20-525 (Debt with conversion and other options), since this convertible note had fixed conversion percentages of 50% of the stock price, the Company determined it had a fixed monetary amounts that can be settled for the debt. Accordingly, at December 31, 2013, the Company recorded an embedded conversion liability amounting to $85,000 on the accompanying consolidated balance sheet since this convertible note is convertible for the conversion premium and recorded interest expense of $85,000.

F-16

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

At December 31, 2013, principal amount due under this convertible note amounted to $85,000. On January 29, 2014, the shareholder fully converted this note and all unpaid interest into 720 shares of the Company’s common stock (See Note 8(I). Accordingly, on the date of conversion, the embedded conversion option liability of $85,000 was reclassified to additional paid-in capital.

On August 20, 2014, the Company received $500,000 from a stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and is payable monthly and the principal balance and any remaining unpaid interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of December 31, 2014, the principal balance due and owing under this Debenture is $500,000.

At December 31, 2014 and 2013, aggregate convertible notes payable consisted of the following:

	December 31, 2014	December 31, 2013
Convertible notes payable	$500,000	$85,000
Less: current portion of convertible notes payable	-	(85,000)
Convertible notes payable – Long-term	$500,000	$-

NOTE 7 – MORTGAGE PAYABLE

On March 7, 2014 the Company executed a $2,100,000 mortgage payable to acquire real estate having a carrying value of $4,600,000. The mortgage bears interest at 7.5%. Monthly interest only payments begin April 7, 2014 and continue each month thereafter until paid. The entire unpaid balance and accrued interest is due on March 7, 2019, the maturity date of the mortgage and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

NOTE 8 – STOCKHOLDERS’ EQUITY

(A) Preferred Stock

On December 13, 2013, the Board of Directors of the Company authorized and approved to create a new class of Preferred Stock consisting of 5,000,000 shares authorized, $.001 par value. The preferred stock is not convertible into any other class or series of stock. The holders of the preferred stock are entitled to fifty (50) votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, the holders of the shares will be entitled to receive $1.00 per share plus redemption provision before assets distributed to other shareholders. The holders of the shares are entitled to dividends equal to common share dividends.

Once any shares of Preferred Stock are outstanding, at least 51% of the total number of shares of Preferred Stock outstanding must approve the following transactions:

a.	Alter or change the rights, preferences or privileges of the Preferred Stock.

b.	Create any new class of stock having preferences over the Preferred Stock.

c.	Repurchase any of our common stock.

d.	Merge or consolidate with any other company, except our wholly-owned subsidiaries.

e.	Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sell and leaseback, in all or substantially all of our property or business.

f.	Incur, assume or guarantee any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

F-17

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(A) Preferred Stock (continued)

On December 20, 2013, the Board of Directors of the Company approved the issuance of 700,000 shares of preferred stock to MAC CAM for professional services in connection with setting up the business with respect to commercial properties acquisition and management, and running the daily operations of the Company. On July 22, 2014, these 700,000 shares were redeemed by the Company under an agreement with MAC CAM at a cost of $700.

On July 22, 2014, the Board of Directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. The Company simultaneously accepted a subscription agreement from a beneficial common stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000.

In connection with the issuance of super voting control preferred stock on December 20, 2013 and July 22, 2014 (herein referred to as the “Valuation Dates”, the Company assessed the fair value of the issued preferred stock issued to a MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. Based on an independent appraisal report which utilized the market approach, on the valuation dates, for the years ended December 31, 2014 and 2013, the Company recorded stock-based compensation of $3,365,000 and $188,363, respectively. The preferred stock issued was valued based upon industry specific control premiums and the Company’s market cap at the time of the transaction. The market approach was utilized to arrive at an indication of equity value based on recent transactions involving the Company’s common stock. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. The Company estimated the control premium for the voting control of the preferred stock at 17.5% as of July 22, 2014 and 18.48% at December 20, 2013, based on comparable publicly traded data, adjusted for company-specific factors.

(B) Stock Split

On May 12, 2014, a one–for-120 reverse stock split was declared effective for stockholders of record on May 12, 2014. All share and per share amounts have been retroactively restated in the accompanying consolidated financial statements and related notes to reflect this stock split.

(C) Amendment to Articles of Incorporation

On May 21, 2014, the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized capital stock increased to 100,000,000 common shares at a par value of $0.001 per share.

(D) Equity Incentive Plan

On October 1, 2014 the Board of Directors authorized an Equity Incentive Plan, which reserved 10,000,000 shares of common stock. The Plans purpose is to enable the Company to offer its employees, officers, directors and consultants an opportunity to acquire a proprietary interest in the Company for their contributions. As of December 31, 2014, no equity instruments have been issued pursuant to the Plan.

(E) Common stock issued to chief executive officer for assumption of liability/change of control

On September 1, 2013, the Company issued 125,000 shares of common stock at $1.20 per share to Marc Brannigan, the Company’s former chief executive officer for the assumption of a liability of $150,000. At September 1, 2013, the 125,000 shares of common stock represented approximately 91.54% of the issued and outstanding voting power of the Company. The transaction resulted in a change in control of the Company. On April 14, 2014, the former chief executive officer of the Company returned 21,583 of such of common shares to the Company. The shares were cancelled and accounted for at par value of $0.001 per share.

F-18

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(F) Common stock issued for cash

During the quarter ended March 31, 2014, the Company issued 48,980 shares of restricted common stock at a price of $120 per share to approximately 28 accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended. In July 2014, the Company cancelled 83 shares and returned proceeds of $10,000 to an investor. The total proceeds the Company received from this private placement were approximately $5,858,000 and a subscription receivable of $4,000.

In July 2014, the Company issued 16,637,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $0.01 per share for proceeds of $166,370.

From August 2014 to December 2014, the Company issued 1,850,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended at a price of $1.00 per share for proceeds of $1,850,000.

(G) Common stock issued for rental property

On January 22, 2014, the Company entered into a real estate purchase agreement with a stockholder pursuant to which the Company acquired land located in Gilbert, Arizona for $266,667, of which $250,000 was paid in cash and $16,667 was paid by issuing 139 shares of the common stock of the Company valued at $120 per common share based on recent sales of the Company’s common stock.

(H) Common stock issued for services

2013

On November 11, 2013, the Company entered into a consulting service agreement with a consultant for construction advice, business model development, product planning and introduction of prospective customers, in exchange for the issuance of 4,167 shares of common stock of the Company. Additionally, on November 11, 2013, the Company entered into a consulting service agreement with a consultant for advice on equity and debt financing, sales assistance, capitalization planning and ESOP structure, in exchange for the issuance of 6,250 shares of common stock of the Company. The agreements had a term of two years effective from November 11, 2013 ending November 10, 2015. The fair value of these shares issuance were determined using the trading price of the Company’s common stock on the grant date and amounted to $100,000 or $9.60 per common share. Accordingly, the Company recorded prepaid expenses of $100,000 which will be amortized into consulting expense over term of the agreements.

On December 1, 2013, the Company entered into a six month consulting service agreement with a consultant for public relations services in exchange for the issuance of 417 shares of common stock of the Company. The fair value of this stock issuance was determined using the trading price of the Company’s common stock on the grant date and amounted to $9,500 or $22.80 per common share. Accordingly, the Company recorded prepaid expenses of $9,500 which will be amortized into consulting expense over term of the agreements.

On December 9, 2013, the Board of Directors of the Company approved the issuance of a total of 8,334 shares of common stock to 3 members of MAC CAM, a related party, (5,000 shares) and two individuals (3,334 shares) in connection with the purchase of a note receivable (see Note 5(A)). The fair value of this stock issuance was determined using the trading price of the Company’s common stock on the grant date and amounted to $200,000 or $24 per common share.

On December 17, 2013, the Company issued 1,250 shares of common stock to a consultant for professional services in connection with reporting compliance and corporate matters during 2013. The value of these common shares was determined using the trading price of the Company’s common stock on the grant date and amounted to $27,000 or $21.60 per common share.

F-19

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

(H) Common stock issued for services (continued)

In connection with the above 2013 issuances, for the years ended December 31, 2014 and 2013, the Company recorded stock-based compensation/consulting expense of $57,935 and $235,424, respectively. Additionally, at December 31, 2014 and 2013, prepaid expenses amounted to $43,141 and $101,076, respectively, on the accompanying consolidated balance sheets.

2014

On January 8, 2014, the Company entered into a consulting service agreement with a consultant for services related to compliance filings in exchange for the issuance of 83 shares of common stock of the Company. The shares were valued at their fair value of $10,000 using the recent sale price of the common stock on the dates of grant of $120 per common share and the Company recorded stock-based consulting fees of $10,000.

2014 (continued)

On January 22, 2014, the Company issued 833 shares of common stock and paid $20,000 in cash to Cumbre Investment LLC, a company controlled by a stockholder, to acquire Right of First Refusal on certain properties and the right to a 30% share of the proceeds of the future sale of such property. The shares were valued at their fair value of $100,000 using the recent sale price of the common stock on the dates of grant of $120 per common share and accordingly, the Company recorded assignment fees of $100,000 which has been included in professional fees in the accompanying consolidated statement of operations.

On January 28, 2014, the Company entered into two consulting service agreements with two consultant/stockholders for business development services in exchange for the aggregate issuance of 834 shares of common stock of the Company. The shares were valued at their fair value of $100,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. Accordingly, the Company recorded prepaid expenses of $100,000 which will be amortized into consulting expense over term of the agreements. In July 2014, the 834 shares were returned to the Company and cancelled. In connection with these shares, the Company recorded stock-based consulting fees of $47,221 and on the date of cancellation, the Company reclassified the remaining unamortized prepaid expense of $52,779 to additional paid–in capital.

On January 29, 2014, in connection with the Ultra Agreement (see Note 3) with Ultra Health, the Company issued 1,167 shares of common stock of the Company as a consulting fee to Ultra for their assistance in helping the Company pursue a certificate of occupancy and authorization to operate under the AZ Medical Marijuana Act. On November 12, 2014 the Company declared Ultra Health, Inc. to be in default under the terms of the Agreement for failure to timely deliver a certificate of occupancy and authorization to operate under the AZ Medical Marijuana Act, as was required. The shares were valued at their fair value of $140,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. Accordingly, for the year ended December 31, 2014, the Company recorded stock-based consulting expense of $140,000.

On February 10, 2014, the Company issued 2,083 shares of common stock to the chief executive officer of the Company for services rendered. The shares were valued at their fair value of $250,000 using the recent sale price of the common stock on the dates of grant of $120 per common share. In July 2014, the 2,083 shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share. In connection with these shares, for the year ended December 31, 2014, the Company recorded stock-based compensation expense of $250,000.

On May 27, 2014, the Company issued 2,083 shares of common stock to a consultant for services rendered. The shares were valued at their fair value of $130,188 using the recent sale price of the common stock on the dates of grant of $120 per common share and accordingly, the Company recorded stock-based consulting fees of $130,188.

(I) Common stock issued for convertible debt – related parties and other

During the first quarter of 2014, the Company issued a total of 24,382 shares of common stock of the Company to settle the principal obligations of certain convertible notes payable – related parties aggregating $244,413 (See Note 5(B)), convertible notes of $85,000 (See Note 6), and all related accrued interest payable in amount of $4,027. In connection with these shares, for the year ended December 31, 2014, the Company reduced principal amounts due under these convertible notes by $329,413, reduced accrued interest expense by $4,027, and recorded interest expense – related parties of $63,443 which represents an interest charge related the calculation of a beneficial conversion feature upon the conversion of accrued interest payable at a discount to the fair market value of the Company’s common stock on the date of conversion. In July 2014, 23,666 of these shares were returned to the Company and the shares were cancelled and accounted for at par value of $0.001 per share.

F-20

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

NOTE 9 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2014 and 2013 consist of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2014 and 2013 were as follows:

	Years Ended December 31,
	2014	2013
Income tax expense (benefit) at U.S. statutory rate of 34%	$(1,926,593)	$(205,476)
Income tax benefit - state	(368,319)	(39,282)
Non-deductible expenses	1,718,378	184,440
Change in valuation allowance	576,534	60,318
Total provision for income tax	$-	$-

The Company’s approximate net deferred tax asset as of December 31, 2014 and 2013 was as follows:

Deferred Tax Asset:	December 31, 2014	December 31, 2013
Net operating loss carryforward	$678,139	$60,318
Total deferred tax asset	678,139	60,318
Less: deferred tax liability: deferred rent receivable	(41,287)	-
Net deferred tax assets before valuation allowance	636,852	60,318
Valuation allowance	(636,852)	(60,318)
Net deferred tax asset	$-	$-

The net operating loss carryforward was $1,674,418 at December 31, 2014. The Company provided a valuation allowance equal to the deferred income tax asset for the years ended December 31, 2014 and 2013 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $576,534 in 2014. The potential tax benefit arising from the loss carryforward will expire in 2034.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2014 and 2013 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

Interest and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the statement of operations.

F-21

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

NOTE 10 - COMMITMENTS

Lease

On February 1, 2014 the Company executed a 39-months operating lease for its office space. The annual rent during year one is $31,302, year two is $32,241 and year three $33,215. The Company also paid a security deposit of $3,267. Rent expense for the years ended December 31, 2014 and 2013 was $21,313 and $0, respectively

Future minimum lease payments under non-cancelable operating leases at December 31, 2014 are as follows:

Years ending December 31,
2015	$32,006
2016	37,471
2017	9,804
Total minimum non-cancelable operating lease payments	$79,281

NOTE 11 – CONCENTRATIONS

Rental income and rent receivable – related parties

During 2014, the Company entered into three lease agreements with non-profit companies whose director is a beneficial stockholder of the Company. For the year ended December 31, 2014, rental income associated with these three leases amounted to $110,527.

Additionally, for the year ended December 31, 2014, in connection with a lease with a company owned by a beneficial stockholder of the Company, the Company recorded rental income of $30,000. . For the year ended December 31, rental revenues – related parties represents 30% of total revenues. At December 31, 2014, deferred rent receivable – related party amounted to $28,027. A reduction in sales from or loss of such related party lessees would have a material adverse effect on our consolidated results of operations and financial condition.

NOTE 12 – SUBSEQUENT EVENTS

Common shares issued

On January 10, 2015, the Company issued an aggregate of 30,000 shares of common stock to three members of the Company’s board of directors (10,000 each) for services rendered. The shares were valued at their fair value of $30,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in January 2015, the Company recorded stock-based compensation expense of $30,000.

On January 20, 2015, the Company cancelled 225,000 shares of common stock and returned proceeds of $2,250 to an investor.

In May 2015, the Company issued 1,000,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $1.00 per share for proceeds of $1,000,000.

On June 16, 2015, the Company issued 50,000 shares of common stock in connection with a settlement agreement related to a claim. The shares were valued at their fair value of $50,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in June 2015, the Company recorded settlement expense of $50,000.

Effective September 1, 2015, the Company entered into a one year consulting agreement with an investor relations firm for investor relations services. In connection with this consulting agreement, the Company shall compensate the consultant for services rendered 1) cash of $5,000 per month and 2) 7,500 restricted shares to be issued within the first thirty days of the contractual period and an additional 7,500 shares of restricted stock to be issued at the end of month seven.

Stock options granted pursuant to consulting agreement

On May 6, 2015, the Company entered into a 36-month consulting agreement with a stockholder for business advisory services. In connection with this consulting agreement, the Company granted options to purchase 1,000,000 shares of the Company’s common stock to the stockholder under the Company’s 2014 Employee Stock Option Plan. The options vest as to 125,000 of such shares on July 1, 2015 and for each quarter thereafter through April 1, 2017, and expire on May 5, 2025 or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.25%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair market value of approximately $948,000 and will record stock-based consulting expense over the vesting period.

F-22

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Employment agreement

On May 1, 2015, the Company entered into a five year employment agreement with an officer of the Company. In connection with this employment agreement, the Company issued 15,000 shares of its common stock. The shares were valued at their fair value of $15,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded compensation of $15,000. Additionally, the Company granted options to purchase 300,000 shares of the Company’s common stock to the employee under the Company’s 2014 Employee Stock Option Plan. The options vest as to 50,000 of such shares on August 1, 2015, 50,000 options vest of May 1, 2016 and for each year thereafter through May 1, 2020, and expire five years from the date of grant or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 1.50%; and, an estimated holding period of 5 years. In connection with these options, the Company valued these options at a fair market value of approximately $248,000 and will record stock-based consulting expense over the vesting period.

Litigation

Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC

On April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (the “Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver (See Note 3). On July 9, 2015 and amended and made effective on August 1, 2015 (the “Settlement Date”), the Company entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases. Under the terms of the settlement:

1.	The Company transferred title to its Bernalillo, New Mexico property to Defendants. At December 31, 2014, the carrying value of this property was $2,737,863. In connection with such property, the Company forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the year ended December 31, 2014, rental revenues from this property amounted to $30,000.

2.	The Defendants returned 2,496,054 shares of common stock to the Company and the Company cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired.

3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and the Company acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.

4.	The Company obtained water rights associated with property in Chino Valley, Arizona.

All of the settlement terms were settled as of August 1, 2015 except for the Company obtaining the water rights associated with property in Chino Valley, Arizona. The parties continue to work towards addressing this outstanding item. In the event that this post condition is not satisfied on or before November 1, 2015, it is anticipated that the Company will move to enforce the settlement agreement.

In connection with the settlement, on the Settlement Date, the Company did not record any settlement gain or loss.

Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-003047, which has been consolidated with CV2014-005642; Date Filed: March 14, 2014

F-23

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 and 2013

Litigation (continued)

Holistic Patient Wellness Group, LLC (“HPWG”) leased from the Company retail space in Tempe, Arizona to operate a medical marijuana dispensary. HPWG claims that the Company violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that Zoned violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. In the interim, and in part to mitigate its own damages, the Company leased the property to a new tenant. At the hearing, HPWG sought sanctions in the amount of $1,000 per day for the more than 300 days it had been “locked out” of the premises (reduced from its initial demand of $10,000 per day) and an order allowing them back into the property. After conducting the hearing, the court found that the Company did not violate the terms of the stipulated injunction and denied HPWG’s petition.

On April 27, 2015, two entities related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including the Company. On June 2, 2015, the court sua sponte denied the motion. A status hearing occurred on August 17, 2015, during which time the court granted HPWG renewed request to file a motion for leave to amend their answer and counterclaim and to assert several new claims against new parties, including the Company. On October 20, 2015, HPWG filed a motion to enforce a purported settlement agreement with the Company and to dismiss its claims against the Company. The Company responded in opposition to the motion, because (i) the mutual release in the purported settlement agreement was too broad in its scope, and (ii) the Company wants to preserve its right to seek an award of attorney’s fees and costs against HPWG. HPWG’s reply in support of its motion is due December 7, 2015. The Company anticipates that the court will rule on the motion soon thereafter. The Company believes that any settlement damages with HPWG would be nominal.

To date, the motion for leave to amend has not been filed. If and when it is filed, the Company will evaluate any grounds for opposing the motion. The Company believes that any settlement damages with HPWG would be nominal.

Related party lease agreements

In August 2015, the Company entered into two lease agreements with a company owned by a beneficial shareholder of the Company to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase

Operating lease

On January 27, 2015, the Company executed a 24-month operating lease for its new office space. The Company was able to negotiate a lower rental payment by pre-paying the entire sum of the 24-months rental payments under the lease agreement in the amount of $57,358. The Company also paid a security deposit of $2,600.

New subsidiaries

In 2015, the Company incorporated the following wholly-owned limited liability companies:

●	Zoned Oregon Properties, LLC was organized in the State of Oregon on June 16, 2015.

●	Zoned Colorado Properties, LLC was organized in the State of Colorado on September 17, 2015.

●	Zoned Illinois Properties, LLC was organized in the State of Illinois on July 15, 2015.

F-24

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(Unaudited)

F-25

ZONED PROPERTIES, INC. AND SUBSIDIARIES

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 AND 2014

F-26

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash	$1,358,399	$1,066,377
Rental properties, net (See Note 3)	7,231,052	8,499,705
Rent receivable	1,979	-
Deferred rent receivable	12,778	-
Deferred rent receivable - related party	220,649	28,027
Real estate tax escrow	59,994	39,122
Prepaid expenses and other current assets	177,369	175,313
Property and equipment, net	48,186	45,940
Security deposits	8,445	7,024

TOTAL ASSETS	$9,118,851	$9,861,508

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Mortgage payable	$2,100,000	$2,100,000
Convertible note payable, net	500,000	500,000
Convertible note payable, net - related party	500,000	500,000
Accounts payable	68,242	27,835
Accrued expenses	128,614	57,837
Accrued expenses - related parties	41,792	47,959
Security deposits payable	41,063	18,100

Total Liabilities	3,379,711	3,251,731

Commitments and Contingencies (See Note 9)

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 2,000,000 shares issued and outstanding at September 30, 2015 and December 31, 2014 ($1.00 per share liquidation preference)	2,000	2,000
Common stock: $.001 par value, 100,000,000 shares authorized; 17,060,250 and 18,676,304 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	17,060	18,676
Additional paid-in capital	19,188,697	18,912,548
Subscription receivable	(4,000)	(4,000)
Accumulated deficit	(13,464,617)	(12,319,447)

Total Stockholders' Equity	5,739,140	6,609,777

Total Liabilities and Stockholders' Equity	$9,118,851	$9,861,508

See accompanying notes to unaudited condensed consolidated financial statements.

F-27

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended
	September 30,
	2015	2014
	(Unaudited)	(Unaudited)

REVENUES:
Rental revenues	$297,695	$222,694
Rental revenues - related parties	625,370	-

Total Revenues	923,065	222,694

OPERATING EXPENSES:
Compensation and benefits	298,411	3,873,809
Professional fees	1,011,008	866,220
General and administrative expenses	198,516	94,786
Depreciation and amortization	110,060	74,252
Property operating expenses	104,016	54,208
Real estate taxes	56,622	27,606
Consulting fees - related parties	53,511	14,167
Settlement expense	67,500	-

Total Operating Expenses	1,899,644	5,005,048

LOSS FROM OPERATIONS	(976,579)	(4,782,354)

OTHER INCOME (EXPENSES):
Interest expenses	(145,325)	(161,652)
Interest expenses - related parties	(26,250)	(82,913)
Other income	2,545	41,019
Interest income	439	-

Total Other Expenses, net	(168,591)	(203,546)

LOSS BEFORE INCOME TAXES	(1,145,170)	(4,985,900)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(1,145,170)	$(4,985,900)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.06)	$(1.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	18,491,082	4,353,112

See accompanying notes to unaudited condensed consolidated financial statements.

F-28

ZONED PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2015	2014
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,145,170)	$(4,985,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	110,060	74,252
Stock-based compensation	55,000	4,051,270
Stock-based settlement expense	50,000	-
Accretion of stock-based stock option expense	578,386	-
Deferred rent receivable	(12,778)	-
Deferred rent receivable - related parties	(192,622)	-
Amortization of debt discount	-	142,564
Gain on sale of note receivable	-	(41,019)
Change in operating assets and liabilities:
Rent receivable	(1,979)	699
Real estate tax escrow	(20,872)	(16,386)
Prepaid expenses and other assets	(2,056)	(129,744)
Security deposits	(1,421)	(7,024)
Accounts payable	40,407	41,899
Accrued expenses	70,777	23,314
Accrued expenses - related parties	(6,167)	3,000
Security deposits payable	22,963	23,100

NET CASH USED IN OPERATING ACTIVITIES	(455,472)	(819,975)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from note receivable	-	211,019
Acquisition of land	(200,000)	(2,793,000)
Acquisition of buildings and improvements	(43,295)	(6,062,980)
Acquisition of property and equipment	(6,961)	(45,109)

NET CASH USED IN INVESTING ACTIVITIES	(250,256)	(8,690,070)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,000,000	7,734,370
Redemption of common stock	(2,250)	(10,000)
Proceeds from sale of preferred stock	-	2,000
Redemption of preferred stock	-	(700)
Proceeds from related party loan	-	200,387
Repayment of related party loan	-	(200,387)
Proceeds from convertible debt	-	1,000,000
Proceeds from mortgage payable	-	2,100,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	997,750	10,825,670

NET INCREASE IN CASH	292,022	1,315,625

CASH, beginning of year	1,066,377	11,964

CASH, end of period	$1,358,399	$1,327,589

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest
Interest	$145,325	$108,064
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for land	$-	$16,667
Issuance of common stock for convertible debt and interest	$-	$396,883
Reclassification of embedded conversion option on convertible debt to paid-in capital upon conversion	$-	$170,000
Issuance of common stock for future services	$-	$240,000
Purchase and cancellation and treasury shares in exchange for net properties pursuant to settlement	$1,406,603	$-

See accompanying notes to unaudited condensed consolidated financial statements.

F-29

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Organization

Zoned Properties, Inc., formerly Vanguard Minerals Corp. (the “Company”) was incorporated in the State of Nevada on August 25, 2003. On May 2, 2006, the Company changed its name to Knewtrino, Inc. On August 10, 2007, the Company changed its name to Vanguard Minerals Corporation. On October 2, 2013, the Company changed its name to Zoned Properties, Inc. to reflect its maturing business model that focuses on commercial property acquisition and development.

In September 2013, the Company issued the former CEO of the Company, 125,000 shares of common stock of the Company, representing approximately 91.54% of the issued and outstanding voting power of the Company, in exchange for his assumption of liabilities of the Company amounting to $150,000. The transaction resulted in a change in control of the Company.

The Company is a strategic real estate investment firm whose primary focus is acquiring commercial properties that face unique zoning challenges. The Company acquires properties that have the potential to increase value within their surrounding communities. The Company manages a portfolio of properties that it owns, leases, and provides direct development on each property it acquires. This can include complete architectural design and subsequent build-outs, general support, landscaping, general up-keep, facilities management, and state of the art security systems.

The Company incorporated the following wholly-owned limited liability companies:

●	Gilbert Property Management, LLC was organized in the State of Arizona on February 10, 2014.

●	Tempe Industrial Properties, LLC was organized in the State of Arizona on February 19, 2014.

●	Chino Valley Properties, LLC was organized in the State of Arizona on April 15, 2014.

●	Kingman Property Group, LLC was organized in the State of Arizona on April 15, 2014.

●	Green Valley Group, LLC (“Green Valley”) organized in the State of Arizona on April 15, 2014.

●	Zoned Oregon Properties, LLC was organized in the State of Oregon on June 16, 2015.

●	Zoned Colorado Properties, LLC was organized in the State of Colorado on September 17, 2015.

●	Zoned Illinois Properties, LLC was organized in the State of Illinois on July 15, 2015.

Basis of Presentation and Principals of Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates for the nine months ended September 30, 2015 and 2014 include the collectability of rent, the useful life of rental properties, property and equipment, assumptions used in assessing impairment of long-term assets, valuation allowances for deferred tax assets, and the fair value of non-cash equity transactions, including options and stock-based compensation.

F-30

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, note receivable, deferred rent receivable, prepaid expenses and other current assets, real estate tax escrow, short-term notes payable, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short-term maturity of these instruments.

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts a significant portion of its business in Arizona.  Consequently, any significant economic downturn in the Arizona market could potentially have an effect on the Company’s business, results of operations and financial condition.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. The Company had no cash equivalents at September 30, 2015 and December 31, 2014, respectively. At September 30, 2015, the Company had approximately $1,056,000 of cash in excess of FDIC limits.

Accounts receivable

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in general and administrative expense.

Real Estate Tax Escrow

Real estate tax escrow consists of funds held for the purpose of real estate taxes owed. These funds will be released as required to satisfy tax payments as due.

Rental Properties

Rental properties are carried at cost less accumulated depreciation and amortization.  Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred.  Depreciation is recognized on a straight-line basis over estimated useful lives of the assets, which range from 7 to 39 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above-market leases and acquired in-place leases) and acquired liabilities (such as acquired below-market leases) and allocate the purchase price based on these assessments.  The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions.  The Company records acquired intangible assets (including acquired above-market leases and acquired in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value.  The Company amortizes acquired above-and below-market leases as a decrease or increase to rental income, respectively, over the lives of the respective leases.  Amortization of acquired in-place leases is included as a component of depreciation and amortization. For the nine months ended September 30, 2015 and 2014, there were no acquired in-place leases.

F-31

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Rental Properties (continued)

The Company’s properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value. Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared. If the Company’s estimates of the projected future cash flows, anticipated holding periods, or market conditions change, the Company’s evaluation of impairment losses may be different and such differences could be material to its consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. For the nine months ended September 30, 2015 and 2014, the Company did not record any impairment losses.

The Company has capitalized land, which is not subject to depreciation.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives. The Company uses a five year life for office equipment, seven years for furniture and fixtures, and 5 to 10 years for vehicles. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Revenue Recognition

Rental income includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease, which includes the effects of rent steps and rent abatements under the leases.  We commence rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space and the leased space is substantially ready for its intended use. Rental income also includes the amortization of acquired above-and below-market leases, net.  Beginning in 2014, the Company began generating revenues from the non-residential rental properties.

Certain of the Company’s leases currently contain rental increases at specified intervals. The Company records as an asset, and include in revenue, rents receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rents receivable in the accompanying balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the lease terms. Accordingly, management determines to what extent the deferred rent receivable applicable to each specific tenant is collectible. The Company reviews material rents receivable and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of rent receivable with respect to any given tenant is in doubt, we record an increase in the allowance for uncollectible accounts or the Company records a direct write-off of the specific rent receivable. No such reserves related to deferred rent receivable have been recorded as of September 30, 2015 and December 31, 2014. . For the nine months ended September 30, 2015, in connection with certain related party leases, the Company only included in revenues the amount of rents received from the related parties in accordance with the lease terms since on August 1, 2015, the Company transferred title to its Bernalillo, New Mexico and the respective related party lease as part of a settlement agreement (See Note 9), and cancelled a related party lease in June 2015.

F-32

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. All potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	September 30, 2015	December 31, 2014
Convertible debt	200,000	200,000
Stock options	1,300,000	-

Income Tax

Deferred income tax assets and liabilities arise from temporary differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a "more-likely-than-not" threshold. As of September 30, 2015 and December 31, 2014, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

F-33

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued an update ("ASU 2014-09") Revenue from Contracts with Customers.  ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance.  ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.  ASU 2014-09 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016.  The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

In June 2014, the FASB issued an update (“ASU 2014-12”) to ASC Topic 718, Compensation – Stock Compensation.  ASU 2014-12 requires an entity to treat performance targets that can be met after the requisite service period of a share based award has ended, as a performance condition that affects vesting.  ASU 2014-12 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015.  The Company is currently evaluating the impact of the adoption of ASU 2014-12 on its consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – RENTAL PROPERTIES

On January 22, 2014, the Company entered into a real estate purchase agreement with a stockholder, pursuant to which the Company acquired land located in Gilbert, Arizona for $266,667, of which $250,000 was paid in cash, and $16,667 was paid by issuing 139 shares of common stock of the Company at an agreed price of $120 per share based on recent sales of the Company’s common stock in a private placement.

On January 29, 2014, the Company entered into a purchase and consulting agreement (the “Ultra Agreement”) with Ultra Health, LLC., a related party due to common ownership and investments made by beneficial stockholders of the Company (“Ultra Health”), pursuant to which the Company was to acquire a 1,536 square foot modular building to be delivered and erected on the purchased land for total cash payments of $675,000. Subsequent to the purchase of this land and building, these real estate assets were transferred to Gilbert Property, LLC, a wholly-owned subsidiary of the Company. In connection with the 1,536 square foot modular building discussed above, on April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied, in purchasing the land upon which that building was to be constructed, which the Defendants failed to perform. The Company reviews it rental properties for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on this review, on December 31, 2014, the Company determined that the Gilbert building carrying value of $675,000 was not recoverable and recorded an impairment loss - related party of $675,000.

F-34

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 3 – RENTAL PROPERTIES (continued)

On July 9, 2015 and effective August 1, 2015, the Company entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases (See Note 9).

On March 7, 2014, the Company entered into a real estate purchase agreement with Maryland LLC, an Arizona limited liability company, pursuant to which the Company acquired land and a building located in Tempe, Arizona, for total payment of $4,600,000, of which $2,500,000 was paid by cash, and a $2,100,000 promissory note from Maryland LLC. The transaction was completed and the title of the land was transferred to the Company (See Note 7). Subsequent to the purchase, the Company spent $206,370 on building improvements and equipment.

On April 4, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired a modular building in Green Valley, Arizona for total payment of $87,073. On October 22, 2014, Green Valley entered into a real estate purchase and sale agreement with a company owned by Duke Rodriguez who became beneficial stockholder of the Company in July 2014 (”Duke Rodriguez”), pursuant to which the Company acquired the property located in Green Valley, AZ for a purchase price of $400,000.

On May 28, 2014, the Company entered into a purchase agreement with Ultra Health pursuant to which the Company acquired three parcels of land and a building in Mohave County, Arizona for total payments of $260,000. Subsequent to the purchase, the Company spent $27,538 in improvements.

On August 12, 2014, the Company entered into a real estate purchase agreement with a company owned by Duke Rodriguez, pursuant to which the Company acquired the property located in Bernalillo County, New Mexico consisting of 11.30 acres for total payments of $2,750,000. Pursuant to a settlement agreement (see Note 9), the Company transferred title to this property to Defendants. On August 1, 2015 (the “Settlement Date”) and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively.

On the Settlement Date, the Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 acres of land and the Company acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000. (see Note 9).

At September 30, 2015 and December 31, 2014, rental properties, net consisted of the following:

Description	Useful Life (Years)	September 30, 2015	December 31, 2014
Building and building improvements	39	$4,791,166	$5,364,815
Land	-	2,589,667	3,209,668
Equipment	7	23,164	23,164
Rental properties, at cost		7,403,997	8,597,647
Less: accumulated depreciation		(172,945)	(97,942)
Rental properties, net		$7,231,052	$8,499,705

For the nine months ended September 30, 2015 and 2014, depreciation and amortization of rental properties amounted to $105,345 and $73,759, respectively.

F-35

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 4 - PROPERTY AND EQUIPMENT

At September 30, 2015 and December 31, 2014, property and equipment consisted of the following:

Description	Useful Life (Years)	September 30, 2015	December 31, 2014
Vehicle and site trailers	5 – 10	$42,555	$42,555
Office furniture and equipment	5 - 7	12,225	5,264
		54,780	47,819
Less: accumulated depreciation		(6,594)	(1,879)
Property and equipment, net		$48,186	$45,940

For the nine months ended September 30, 2015 and 2014, depreciation expense amounted to $4,715 and $493, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

(A) Note receivable- related party

On December 9, 2013, the Company entered into a Note Purchase and Loan Participation Assignment Agreement (the “Note Purchase Agreement”) with and amongst MAC CAM LLC, a limited liability company (“MAC CAM”), partially owned by the Company’s former President, a third party entity, and five individuals two of which are considered related parties, pursuant to which the Company issued two convertible promissory notes ($85,000 to MAC CAM and $85,000 to a stockholder) aggregating $170,000 to purchase a Promissory Note dated February 19, 2013, in the original principal amount of $209,400 and with a maturity date of February 1, 2018, which is secured by a Mortgage/Deed of Trust on Real Property recorded March 5, 2013 in Document No. 2013-01174, of the Official Records of the County Recorder of Graham County, Arizona. On March 12, 2014, the Company sold this note for a cash payment of $210,500. For the nine months ended September 30, 2014, the Company reported a gain of $41,019 which is reflected as other income on the accompanying condensed consolidated statements of operations.

(B) Convertible note payable – related party

On August 20, 2014, the Company received $500,000 from a beneficial common stockholder who also holds 50% of the issued preferred stock pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and the principal balance and all accrued interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of September 30, 2015 and December 31, 2014, the principal balance due and owing under this Debenture is $500,000. As of September 30, 2015 and December 31, 2014, accrued interest payable amounted to $38,792 and $12,542, respectively, and is included in accrued expenses – related parties on the accompanying condensed consolidated balance sheets.

(C) Preferred stock

On July 22, 2014, the Board of Directors of the Company accepted a subscription agreement from the McLaren Family LLLP (“MFT”), whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO, Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. In addition to a beneficial ownership of common stock, MFT holds 50% of the current Preferred Stock that controls the Company.

On July 22, 2014, the Company accepted a subscription agreement from Gregory Johnston, a beneficial shareholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000 (See Note 8). In addition to a beneficial ownership of common stock, Mr. Johnston holds 50% of the current Preferred Stock that controls the Company.

F-36

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 5 – RELATED PARTY TRANSACTIONS (continued)

(D) Employment agreement

On July 31, 2014, the Company entered into a 10 year employment agreement with a beneficial stockholder of the Company, for annual compensation of $85,000. The Company may also grant this employee/beneficial stockholder stock options of up to 20,000 shares per year for completed service and may receive a bonus at the discretion of the Company’s board of directors. Additionally, as part of the employment agreement, the Company entered into a golden parachute agreement with this employee/beneficial stockholder which expires on December 31, 2039, unless terminated earlier as defined in the agreement, whereby, no benefits under this agreement shall be payable unless there is a change in control of the Company. In addition to other terms in the agreement, upon a change in control of the Company as defined in the agreement, if employment by the Company shall be terminated (a) by the Corporation other than for cause, retirement or disability or (b) by this employee for good reason, then he shall be entitled to certain benefits. On July 31, 2015, the employee/beneficial resigned and waived his rights in any such benefits, and amounts due were paid in full. At September 30, 2015 and December 31, 2014, amounts due to this employee/beneficial stockholder under this agreement amounted to $0 and $35,417, respectively, which has been included in accrued expenses – related parties on the accompanying condensed consolidated balance sheets.

(E) Related party lease agreements

During 2014, the Company entered into lease agreements with non-profit companies and other companies whose director is a beneficial stockholder of the Company. Additionally, in August 2015, the Company entered into two lease agreements with a company owned by this beneficial shareholder of the Company to lease space in Tempe, Arizona and Chino Valley, Arizona. The Tempe lease commenced on September 1, 2015 and expires on August 31, 2035 with base monthly rent $13,500, subject to a 5% annual increase. The Chino Valley lease commenced on August 1, 2015 and expires on July 31, 2035 with base monthly rent $30,000, subject to a 5% annual increase. For the nine months ended September 30, 2015 and 2014, rental income associated with these related party leases amounted to $625,370 and $0, respectively. At September 30, 2015 and December 31, 2014, deferred rent receivable – related party amounted to $220,649 and $28,027, respectively. In connection with these leases, the related party tenants shall pay security deposits aggregating $60,000 payable in twelve monthly installments of $5,000 beginning September 1, 2015

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On August 20, 2014, the Company received $500,000 from a stockholder pursuant to the terms of a Senior Convertible Debenture. The Debenture bears interest at 7% and is payable monthly and the principal balance and any remaining unpaid interest is due on the maturity date of August 20, 2017. The holder has the option after 12 months to convert all or a portion of the Debenture into shares of the Company’s common stock at the conversion price of $5.00 per share. As of September 30, 2015 and December 31, 2014, the principal balance due and owing under this Debenture is $500,000.

NOTE 7 – MORTGAGE PAYABLE

On March 7, 2014 the Company executed a $2,100,000 mortgage payable to acquire real estate having a carrying value of approximately $4,600,000. The mortgage bears interest at 7.5%. Monthly interest only payments began April 7, 2014 and continue each month thereafter until paid. The entire unpaid balance and accrued interest is due on March 7, 2019, the maturity date of the mortgage and is secured by the underlying property. The mortgage terms do not allow participations by the lender in either the appreciation in the fair value of the mortgaged real estate project or the results of operations of the mortgaged real estate project.

F-37

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 8 – STOCKHOLDERS’ EQUITY

(A) Preferred Stock

On December 13, 2013, the Board of Directors of the Company authorized and approved to create a new class of Preferred Stock consisting of 5,000,000 shares authorized, $.001 par value. The preferred stock is not convertible into any other class or series of stock. The holders of the preferred stock are entitled to fifty (50) votes for each share held. Voting rights are not subject to adjustment for splits that increase or decrease the common shares outstanding. Upon liquidation, the holders of the shares will be entitled to receive $1.00 per share plus redemption provision before assets distributed to other shareholders. The holders of the shares are entitled to dividends equal to common share dividends.

Once any shares of Preferred Stock are outstanding, at least 51% of the total number of shares of Preferred Stock outstanding must approve the following transactions:

a.	Alter or change the rights, preferences or privileges of the Preferred Stock.
b.	Create any new class of stock having preferences over the Preferred Stock.
c.	Repurchase any of our common stock.
d.	Merge or consolidate with any other company, except our wholly-owned subsidiaries.
e.	Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, or charge or encumbrance or security interest in or pledge of, or sell and leaseback, in all or substantially all of our property or business.
f.	Incur, assume or guarantee any indebtedness maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by us, except for operating leases and obligations assumed as part of the purchase price of property.

On July 22, 2014, the Board of Directors accepted a subscription agreement from the McLaren Family LLLP, whose general partner is Alex C. McLaren, a Director and the father of the Company’s current President and CEO Bryan McLaren, for the acquisition of 1,000,000 shares of the Company’s Preferred Stock for cash of $1,000. The Company simultaneously accepted a subscription agreement from a beneficial common stockholder, for the acquisition of 1,000,000 shares of the Company’s preferred stock for cash of $1,000.

In connection with the issuance of super voting control preferred stock on July 22, 2014 (herein referred to as the “Valuation Date”), the Company assessed the fair value of the issued preferred stock issued to a MAC CAM, Gregory Johnston and McLaren Family LLLP for purposes of determining the valuation as set forth in ASC 820–10–35–37 Fair Value in Financial Instruments. Based on an independent appraisal report which utilized the market approach, on the Valuation Date, for the nine months ended September 30, 2014, the Company recorded stock-based compensation of $3,365,000. The preferred stock issued was valued based upon industry specific control premiums and the Company’s market cap at the time of the transaction. The market approach was utilized to arrive at an indication of equity value based on recent transactions involving the Company’s common stock. The control premium for the Company was based on publicly traded companies or comparable entities which have been recently acquired in arm’s–length transactions. The Company estimated the control premium for the voting control of the preferred stock based on Real Estate industries at 17.5% as of July 22, 2014, based on comparable publicly traded data, adjusted for company-specific factors.

(B) Common stock issued/redeemed for cash

On January 20, 2015, the Company cancelled 225,000 shares of common stock and returned proceeds of $2,250 to an investor.

In May 2015, the Company issued 1,000,000 shares of common stock to accredited investors pursuant to a private placement, exempt from registration pursuant to Rule 506(c) under the Securities Act of 1933, as amended, at a price of $1.00 per share for proceeds of $1,000,000.

(C) Common stock issued for services

On January 10, 2015, the Company issued an aggregate of 30,000 shares of common stock to three members of the Company’s board of directors (10,000 each) for services rendered. The shares were valued at their fair value of $30,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in January 2015, the Company recorded stock-based compensation expense of $30,000.

F-38

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(C) Common stock issued for services (continued)

On May 1, 2015, the Company entered into a five year employment agreement with an officer of the Company. In connection with this employment agreement, the Company issued 15,000 shares of its common stock. The shares were valued at their fair value of $15,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded compensation expense of $15,000.

In July 2015, the Company issued 2,500 shares of common stock to an employee for services rendered. The shares were valued at their fair value of $2,500 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in July 2015, the Company recorded compensation expense of $2,500.

Effective September 1, 2015, the Company entered into a one year consulting agreement with an investor relations firm for investor relations services. In connection with this consulting agreement, the Company shall compensate the consultant for services rendered 1) cash of $5,000 per month and 2) 7,500 restricted shares to be issued within the first thirty days of the contractual period and an additional 7,500 shares of restricted stock to be issued at the end of month seven. On September 30, 2015, the Company issued 7,500 shares of restricted stock. The shares were valued at their fair value of $7,500 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded consulting fees of $7,500.

(D) Stock options granted pursuant to consulting and employment agreements

On May 6, 2015, the Company entered into a 36-month consulting agreement with a stockholder for business advisory services. In connection with this consulting agreement, the Company granted options to purchase 1,000,000 shares of the Company’s common stock under the Company’s 2014 Employee Stock Option Plan. The options vest as to 125,000 of such shares on July 1, 2015 and for each quarter thereafter through April 1, 2017, and expire on May 5, 2025 or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 2.25%; and, an estimated holding period of 10 years. In connection with these options, the Company valued these options at a fair value of $948,400 and will record stock-based consulting expense over the vesting period. For the nine months ended September 30, 2015, the Company recorded consulting expense of $497,696 related to these options.

In connection with an employment agreement (see Note 10), the Company granted options to purchase 300,000 shares of the Company’s common stock to the employee under the Company’s 2014 Employee Stock Option Plan. The options vest as to 50,000 of such shares on August 1, 2015, 50,000 options vest on May 1, 2016 and for each year thereafter through May 1, 2020, and expire five years from the date of grant or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 1.50%; and, an estimated holding period of 5 years. In connection with these options, the Company valued these options at a fair value of $248,100 and will record stock-based consulting expense over the vesting period. For the nine months ended September 30, 2015, the Company recorded stock-based compensation expense of $80,690.

At September 30, 2015, there were 175,000 options vested and exercisable. As of September 30, 2015, there was $618,114 unvested stock-based compensation expense to be recognized through April 2020. The aggregate intrinsic value at September 30, 2015 was $0 and was calculated based on the difference between the Company’s share price established in its most recent PPM and the exercise price of the underlying options.

(E) Common stock issued for settlement

On June 16, 2015, the Company issued 50,000 shares of common stock in connection with a settlement agreement related to a claim. The shares were valued at their fair value of $50,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in June 2015, the Company recorded settlement expense of $50,000.

F-39

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

(F) Common stock redeemed and cancelled

On August 1, 2015, the Defendants returned 2,496,054 shares of common stock to the Company and the Company cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired. (See Note 9).

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Litigation settlement

Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC

On April 10, 2015, the Company became a party to a certain case pending in the Superior Court of the State of Arizona in and for Maricopa County, Arizona styled, Zoned Properties, Inc. v. Duke Rodriguez, Ultra Health, LLC and Cumbre Investment, LLC (“The Defendants”), Case No. CV-2015-004225, wherein the Company alleges, among other things, that the Defendants, alone or in collusion with one another, breached a certain contract for the construction of the Gilbert building, and had made material misrepresentations or had negligently misrepresented certain material elements upon which the Company relied in purchasing the land upon which that building was to be constructed, which the Defendants failed to deliver (See Note 3). On June 8, 2015, the Company filed a motion to dismiss the counterclaim. The motion to dismiss has been fully-briefed and was set for oral argument on August 7, 2015. On July 9, 2015 and effective August 1, 2015, the Company entered into a settlement agreement with the Defendants that, among other things, settles the pending claims and grants mutual general releases. Under the terms of the settlement:

1.	On August 1, 2015, the Company transferred title to its Bernalillo, New Mexico property to Defendants. At June 30, 2015 and December 31, 2014, the carrying value of this property was $2,719,658 and $2,737,863, respectively. In connection with such property, the Company forfeited quarterly straight-lined rental revenue of approximately of $287,000 through September 2024. For the six months ended June 30, 2015, rental revenues from this property amounted to $120,000. The Company did not have rental revenue from this property in the comparable 2014 periods.
2.	The Defendants returned 2,496,054 shares of common stock to the Company and the Company cancelled such shares. On the Settlement Date, such shares were valued at $1,406,603 or $0.5635 per common share which represents the cost of the treasury shares purchased and retired.
3.	The Defendants effectuated the transfer of four parcels of property in Chino Valley, Arizona to the Company which consists of approximately 48 Acres of land and the Company acquired an additional parcel in Chino Valley for $200,000 in cash. Based on an independent appraisal, on the Settlement Date, the fair value of property obtained, consisting of land, buildings and improvements, amounted to approximately $1,528,000.
4.	The Company shall obtain water rights associated with property in Chino Valley, Arizona.

In connection with the settlement, on the Settlement Date, the Company did not record any settlement gain or loss.

All of the settlement term were settled as of August 1, 2015 except for the Company obtaining the water rights associated with property in Chino Valley, Arizona. The parties continue to work towards addressing this outstanding item. It is anticipated that the Company will complete the transfer of such water rights prior to December 31, 2015. In the event that this condition is not satisfied, the Company will move to enforce this condition.

F-40

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 9 – CONTINGENCIES (continued)

Other legal matters

Holistic Patient Wellness Group, LLC v. Zoned Properties, Inc.; Court Filed: Maricopa County Superior Court, Arizona; Case Number: CV2014-003047, which has been consolidated with CV2014-005642; Date Filed: March 14, 2014

Holistic Patient Wellness Group, LLC (“HPWG”) leased from the Company retail space in Tempe, Arizona to operate a medical marijuana dispensary. HPWG claims that the Company violated the terms of the lease for various reasons. On May 23, 2014, the Company concluded that HPWG had breached the lease, and terminated the lease and retook possession of the property. On May 27, 2014, HPWG filed a petition for an order to show cause, seeking an expedited ruling on its claim that Zoned violated the terms of the stipulated preliminary injunction. The court re-set the hearing multiple times, ultimately continuing it until March 17, 2015. In the interim, and in part to mitigate its own damages, the Company leased the property to a new tenant. At the hearing, HPWG sought sanctions in the amount of $1,000 per day for the more than 300 days it had been “locked out” of the premises (reduced from its initial demand of $10,000 per day) and an order allowing them back into the property. After conducting the hearing, the court found that the Company did not violate the terms of the stipulated injunction and denied HPWG’s petition.

On April 27, 2015, two entities related to HPWG moved for leave to amend their answer and counterclaim to assert several new claims against new parties, including the Company. On June 2, 2015, the court sua sponte denied the motion. A status hearing occurred on August 17, 2015, during which time the court granted HPWG renewed request to file a motion for leave to amend their answer and counterclaim and to assert several new claims against new parties, including the Company. To date, the motion for leave to amend has not been filed. If and when it is filed, the Company will evaluate any grounds for opposing the motion. The Company believes that any settlement damages with HPWG would be nominal.

NOTE 10 - COMMITMENTS

Employment agreement

On May 1, 2015, the Company entered into a five year employment agreement with an officer of the Company. In connection with this employment agreement, the Company issued 15,000 shares of its common stock. The shares were valued at their fair value of $15,000 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. Accordingly, the Company recorded compensation of $15,000. Additionally, the Company granted options to purchase 300,000 shares of the Company’s common stock to the employee under the Company’s 2014 Employee Stock Option Plan. The options vest as to 50,000 of such shares on August 1, 2015, 50,000 options vest on May 1, 2016 and for each year thereafter through May 1, 2020, and expire five years from the date of grant or earlier due to employment termination. The fair value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 120%; risk-free interest rate of 1.50%; and, an estimated holding period of 5 years. In connection with these options, the Company valued these options at a fair value of approximately $248,000 and will record stock-based consulting expense over the vesting period.

F-41

ZONED PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2015 and 2014

(Unaudited)

NOTE 11 – CONCENTRATIONS

Rental income and rent receivable – related parties

During 2014, the Company entered into lease agreements with non-profit companies whose director is a beneficial stockholder of the Company. Additionally, during the nine months ended September 30, 2015, the Company entered into lease agreements with companies owned by this beneficial stockholder of the Company. For the nine months ended September 30, 2015, rental revenue associated with these leases amounted to $625,370. For the nine months ended September 30, 2015, rental income - related parties represents 67.7% of total revenues. At September 30, 2015 and December 31, 2014, deferred rent receivable – related party amounted to $220,649 and $28,027, respectively. A reduction in sales from or loss of such related party leases would have a material adverse effect on our consolidated results of operations and financial condition.

NOTE 12 – SUBSEQUENT EVENTS

Common shares issued

On October 23, 2015, the Company issued 1,000 shares of its common stock in full settlement of accounts payable of $5,000.

On October 23, 2015, pursuant to an engagement letter, the Company issued 19,600 shares of its common stock to a Company majority owned by the Company’s chief financial officer (“CFO”) for services rendered. The shares were valued at their fair value of $19,600 using the recent sale price of the common stock on the dates of grant of $1.00 per common share. In connection with these shares, in October 2015, the Company recorded compensation expense of $19,600.

Rental property acquisitions

On October 2, 2015, the Company entered into a letter of intent with HQ Holdings LLC, a Colorado limited liability company, pursuant to which the Company shall acquire a building and underlying land located in Silt, Colorado, subject to certain contingencies such as the Company signing a lease agreement with HQ Holdings LLC and other closing conditions, for total payment of $430,000, of which $4,000 was paid as an earnest deposit and $426,000 in cash to be paid at closing which is expected to occur in the first quarter of 2016.

On October 27, 2015, the Company entered into a letter of intent RFSC LLC, a Colorado limited liability company, pursuant to which the Company shall acquire land and a building located in Carbondale, Colorado, subject to certain contingencies such as the Company signing a lease agreement with HQ Organic LLC, upon RFSC transferring existing its Marijuana Cultivation License to HQ Organic LLC, and other closing conditions for total payment of $1,000,000, of which $42,500 was paid as an earnest deposit and $957,500 in cash to be paid at closing which is expected to occur in the first quarter of 2016.

Employment agreement

On October 26, 2015, the Company entered into an engagement letter with CFO for services rendered through December 31, 2015 and for services to be rendered. Pursuant to the engagement letter, the Company shall pay to a base fee of $6,500 in cash per month of which $2,000 shall be deferred and paid upon the earlier of six months or a capital raise, and $3,500 per month payable quarterly in advance in common shares of the Company valued at the lower of the share price from the most recent capital raise or 60% of the bid price of the Company’s common stock at the last trading day of the previous quarter with a minimum number of common shares issuable per month of 1,250 shares.

F-42

ZONED PROPERTIES, INC.

1,351,915 Shares of

Common Stock

PROSPECTUS

December 18, 2015

Until January 12, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.